UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

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SEARS HOLDINGS CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEARS HOLDINGS CORPORATION

3333 Beverly Road

Hoffman Estates, Illinois 60179

March 16, 2009

W. BRUCE JOHNSON

Interim Chief Executive Officer and President

Dear Stockholder:

I am pleased to invite you to attend the annual meeting of stockholders of Sears Holdings Corporation (the “Company” or “Sears Holdings”) on Monday, May 4, 2009. The meeting will begin at 9:00 a.m. (Central time) in the Sears Holdings General Session Room, 3333 Beverly Road, Hoffman Estates, Illinois.

The notice of Annual Meeting and proxy statement that follow this letter describe the matters to be voted on during the meeting. Your proxy card and the Company’s 2008 Annual Report on Form 10-K also are enclosed.

Whether or not you plan to attend the meeting in person, please read the proxy statement and vote your shares. Instructions for Internet and telephone voting are attached to your proxy card. If you prefer, you can vote by mail by completing your proxy card and returning it in the enclosed postage-paid envelope.

If you plan to attend the meeting:

If you are a stockholder of record and you plan to attend the meeting, please keep the admission ticket that is attached to the enclosed proxy card, as you must present this ticket to be admitted to the meeting. Each stockholder may be asked to present valid picture identification, such as a driver’s license or passport. Stockholders holding shares in brokerage accounts (“street-name stockholders”) will need to bring a copy of a brokerage statement, proxy or letter from the broker confirming ownership of Sears Holdings shares as of the record date of March 6, 2009. Registration will begin at 8:30 a.m. and seating will begin at 8:45 a.m. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Sincerely,

W. Bruce Johnson

Sears Holdings Corporation

3333 Beverly Road

Hoffman Estates, Illinois 60179

Notice of 2009 Annual Meeting of Stockholders

Date:	May 4, 2009
Time:	9:00 a.m. Central time
Place:	Sears Holdings Corporation
General Session Room
3333 Beverly Road
Hoffman Estates, Illinois 60179

We invite you to attend the annual meeting of stockholders of Sears Holdings Corporation (“Sears Holdings,” “Company,” “our company,” “we,” “our” or “us”) to:

1.	Elect seven directors;

2.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2009; and

3.	Consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

The record date for determining stockholders entitled to notice of, and to vote at, this annual meeting is March 6, 2009. Only stockholders of record at the close of business on that date can vote at the meeting.

For more information, please read the accompanying proxy statement.

This notice of 2009 annual meeting of stockholders, as well as the accompanying proxy statement and proxy card, are being mailed to our stockholders commencing on or about March 20, 2009.

It is important that your shares are represented at the meeting. Stockholders may vote their shares (1) in person at the annual meeting, (2) by telephone, (3) through the Internet or (4) by completing and mailing the enclosed proxy card in the return envelope provided. Specific instructions for voting by telephone or through the Internet are attached to the proxy card. If you attend and vote at the meeting, your vote at the meeting will replace any earlier vote.

By Order of the Board of Directors

William R. Harker
Senior Vice President, Human Resources, General Counsel and Corporate Secretary

March 16, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

2009 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 4, 2009.

The Company’s proxy statement for the 2009 annual meeting of stockholders and the 2008 Annual Report on Form 10-K for the fiscal year ended January 31, 2009 are available at www.proxyvote.com.

Proxy Statement

This proxy statement and the accompanying proxy card are being mailed to stockholders of Sears Holdings in connection with the solicitation of proxies by the Board of Directors for the 2009 annual meeting of stockholders being held on May 4, 2009.

QUESTIONS AND ANSWERS

Q:	What is a Proxy?

A:	A proxy is your legal designation of another person (the “Proxy”) to vote on your behalf. By completing and returning the enclosed proxy card, you are authorizing someone else to vote for you in the way that you want to vote. You may also choose to abstain from voting. The Proxy is being solicited by our Board of Directors.

Q:	What is a proxy statement?

A:	A proxy statement is a document, such as this one, required by the Securities and Exchange Commission (the “SEC”) that, among other things, explains the items on which you are asked to vote on the proxy card.

Q:	What am I voting on at the Annual Meeting?

A:	At the Sears Holdings 2009 Annual Meeting (the “Annual Meeting”), our stockholders are asked to:

•	elect seven directors (see page 7);

•	ratify the appointment of Deloitte & Touche LLP as our independent public accountants for fiscal year 2009 (see page 37); and

•	consider any other business that may properly come before the meeting or any adjournments or postponements of the meeting.

Q:	Who is entitled to vote?

A:	Only holders of our common stock at the close of business on March 6, 2009 (the “Record Date”) are entitled to vote at the Annual Meeting. Each outstanding share of common stock is entitled to one vote. There were 121,960,299 shares of common stock outstanding on the Record Date.

Q:	How do I cast my vote?

A:	If you hold your shares directly in your own name, you are a “registered stockholder” and can vote in person at the Annual Meeting or you can complete and submit a Proxy through the Internet, by telephone or by mail. If your shares are registered in the name of a broker or other nominee, you are a “street-name stockholder” and will receive instructions from your broker or other nominee describing how to vote your shares.

Q:	How do I vote by telephone or through the Internet?

A:	If you are a registered stockholder, you may vote by telephone or through the Internet by following the instructions attached to your proxy card. If you are a street-name stockholder, your broker or other nominee has enclosed or provided a voting instruction card for you to use in directing your broker or nominee how to vote your shares.

Q:	Who will count the vote?

A:	A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of election.

Q:	Can I change my vote after I have voted?

A:

A subsequent vote by any means will change your prior vote. For example, if you voted by telephone, a subsequent Internet vote will change your vote. If you are a registered stockholder and wish to change your vote by mail, you may do so by requesting, in writing, a new proxy card from the Corporate Secretary at

Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary. The last vote received prior to the meeting will be the one counted. If you are a registered stockholder, you may also change your vote by voting in person at the Annual Meeting. Participants in the Company’s 401(k) Plans (as defined below) cannot vote 401(k) Plan shares at the Annual Meeting.

Q:	Can I revoke a Proxy?

A:	Yes, registered stockholders may revoke a properly executed Proxy at any time before it is exercised by submitting a letter addressed to and received by the Corporate Secretary at the address listed in the answer to the previous question. Street-name stockholders cannot revoke their proxies in person at the Annual Meeting because the actual registered stockholders, the brokers or other nominees, will not be present. Street-name stockholders wishing to change their votes after returning voting instructions to their broker or other nominee should contact the broker or nominee directly. Participants in the Company’s 401(k) Plans may not revoke prior voting instructions at the Annual Meeting.

Q:	What does it mean if I get more than one proxy card?

A:	It indicates that your shares are registered differently in some way and are in more than one account. Sign and return all proxy cards, or vote each account by telephone or the Internet, to ensure that all your shares are voted. We encourage you to register all your accounts in the same name and address. Registered stockholders may contact our transfer agent, Computershare Trust Company, N.A., at P.O. Box 43078, Providence, Rhode Island 02940-3078 (1-800-732-7780). Street-name stockholders holding shares through a broker or other nominee should contact their broker or nominee and request consolidation of their accounts.

Q:	What shares are included on my proxy card?

A:	Your proxy card represents all shares registered to your account in the same social security number and address, including any full and fractional shares you own under one or more of the following plans:

•	the Sears Holdings 401(k) Savings Plan;

•	the Lands’ End, Inc. Retirement Plan;

•	the Sears Puerto Rico Savings Plan;

•	the Kmart Retirement Savings Plan for Puerto Rico Employees; or

•	the 2006 Associate Stock Purchase Plan.

We refer to the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan and the Kmart Retirement Savings Plan for Puerto Rico Employees collectively as the “401(k) Plans.” If you hold shares of Sears Holdings common stock through a 401(k) Plan, your proxy card will instruct the trustee of your plan how to vote the shares allocated to your plan account. To allow sufficient time for the trustees of the 401(k) Plans to tabulate the vote of the 401(k) Plan shares, you must vote by telephone or internet or return the enclosed proxy card so that it is received by 5:00 p.m. Eastern Time on April 30, 2009. Shares of our common stock held in the 401(k) Plans are registered in the name of the trustee. The participants do not have actual ownership of the 401(k) Plan shares and cannot vote the 401(k) Plan shares directly at the Annual Meeting or revoke prior voting instructions at the Annual Meeting.

Q:	What happens if I submit a proxy card without giving specific voting instructions?

A:	If you hold your shares as a registered stockholder and you submit your proxy card with an unclear voting designation or with no voting designation at all, the proxies will vote your shares as recommended by the Board of Directors. If you do not vote shares that you hold through the 401(k) Plans (or you submit your proxy card with an unclear voting designation or with no voting designation at all), then the plan trustee will vote the shares in your account in proportion to the way other participants in your 401(k) Plan vote their shares.

Q:	What makes a quorum?

A:	Each outstanding share of our common stock as of the Record Date is entitled to one vote at the Annual Meeting. A majority of the outstanding shares entitled to vote, being present or represented by Proxy at the meeting, constitutes a quorum. Both abstentions and broker non-votes (described below) are counted for the purpose of determining the presence of a quorum. A quorum is necessary to conduct the Annual Meeting.

Q:	How does the voting work?

A:	For each item, voting works as follows:

Item 1: To elect any director, the affirmative vote of the holders of a plurality of the shares present or represented by Proxy and entitled to vote on the election of directors is required.

Item 2: Ratification of the appointment of the independent public accountants requires the affirmative vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting.

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. In tabulating the voting result for any particular proposal, shares that constitute broker non-votes are not considered votes cast on that proposal. Thus, broker non-votes will not affect the outcome of any matter being voted on at the meeting, assuming that a quorum is obtained.

With regard to the election of directors, votes may be cast in favor or withheld; votes that are withheld will be excluded and have no effect. Abstentions may be specified on all other proposals (but not on the election of directors). Since the ratification of Deloitte & Touche LLP as our independent public accountants requires the approval of a majority of the outstanding shares, abstentions will have the effect of a negative vote.

Q:	Who may attend the Annual Meeting?

A:	Any stockholder as of the Record Date may attend. Seating and parking are limited and admission is on a first-come basis. If you are a registered stockholder and you plan to attend the meeting, please keep the admission ticket attached to the enclosed proxy card, as you must present this ticket to be admitted to the meeting. Each stockholder may be asked to present valid picture identification (for example, a driver’s license or passport). Street-name stockholders will need to bring a copy of a brokerage statement, proxy or letter from the broker or other nominee confirming ownership of Sears Holdings shares as of the Record Date.

Q:	Can I access future annual meeting materials through the Internet rather than receiving them by mail?

A:	Yes. Registered stockholders can sign up for electronic delivery at www.proxyvote.com. If you vote through the Internet, you can also sign up for electronic delivery. Just follow the instructions that appear after you finish voting. You will receive an e-mail next year containing our 2009 Annual Report on Form 10-K and the proxy statement for our 2010 annual meeting. Street-name stockholders may also have the opportunity to receive copies of these documents electronically. Please check the information provided in the proxy materials mailed to you by your broker or other nominee regarding the availability of this service. This procedure reduces the printing costs and fees your company incurs in connection with the solicitation of proxies.

Q:	What is “householding”?

A:

Sears Holdings has adopted a procedure called “householding,” which has been approved by the SEC. Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more stockholders reside if they appear to be members of the same family, based on the stockholders’ prior express or implied consent. This procedure reduces the printing costs and fees your company incurs in connection with the solicitation of proxies. Stockholders who participate in householding will continue to receive separate proxy cards. If a single copy of the annual report and proxy statement was delivered to an address that you share with another stockholder, at your written or oral request we will promptly deliver a separate copy.

Q:	How do I revoke my consent to the householding program?

A:	If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you may revoke your consent by writing to Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You may also revoke your consent by contacting Sears Holdings’ householding agent by calling toll free at 1-800-542-1061 and following the voice prompts. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

If you are receiving multiple copies of annual reports and proxy statements at an address shared with another stockholder, you may contact us to participate in the householding program by writing to Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

CORPORATE GOVERNANCE

Corporate Governance Practices

Our Board of Directors (the “Board”) is committed to effective corporate governance. The Board has approved and adopted Corporate Governance Guidelines that provide the framework for governance of our company. The Nominating and Corporate Governance Committee reviews and assesses the Corporate Governance Guidelines annually and recommends changes to the Board as appropriate. The Corporate Governance Guidelines, along with the charters of all Board committees, our Code of Conduct and our Board of Directors Code of Conduct are available on our website at www.searsholdings.com under the heading “Corporate Governance.”

Among other things, the Corporate Governance Guidelines provide that

•	A majority of the members of the Board must be independent directors to the extent required by the securities laws and the NASDAQ Marketplace Rules.

•	Independent directors are to meet regularly, at least twice a year, in executive session without management present.

•

The Board and its committees have the power to engage at the Company’s expense independent legal, financial or other advisors as deemed necessary, without consulting or obtaining the approval of the Company’s officers in advance.

•	The Board conducts an annual evaluation to assess whether it and its committees are functioning effectively.

Director Independence

Based on the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors, the Board has determined that each of the following directors, who together constitute a majority of the members of our Board, is an “independent director” as defined in the NASDAQ Marketplace Rules:

Steven T. Mnuchin

Ann N. Reese

Kevin B. Rollins

Emily Scott

Thomas J. Tisch

In addition, the Board determined that Richard C. Perry, who is not standing for re-election to the Board at the Annual Meeting, is an independent director.

In the course of the Board’s independence determination, the Board considered transactions, relationships and arrangements required to be disclosed pursuant to SEC rules. In particular, the Board evaluated for:

•

each of directors Mnuchin, Reese, Rollins, Scott and Tisch, the annual amount of sales to Sears Holdings by the entity where he or she serves as an executive officer or managing member, and purchases by Sears Holdings from the entity where he or she serves as an executive officer or managing member; and

•

each of directors Mnuchin, Reese, Rollins, Scott and Tisch, any charitable contributions by Sears Holdings to the charitable organizations where he or she serves as an executive officer, director or trustee.

Based on this evaluation, the Board determined that each of the independent directors has no relationship with the Company required to be disclosed pursuant to SEC rules, except as described in “Certain Relationships and Transactions” on page 14 of the proxy statement.

The Board has also determined that all members of the Audit Committee meet additional, heightened independence criteria applicable to audit committee members under the NASDAQ Marketplace Rules. The Board of Directors has further determined that Ann N. Reese, the chair of the Audit Committee, Steven T. Mnuchin and Kevin B. Rollins are “audit committee financial experts,” as defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC.

ITEM 1. ELECTION OF DIRECTORS

Item 1 is the election of seven nominees to our Board of Directors. If elected, all seven nominees will hold office until the next annual meeting or until their successors are elected and qualified. The persons named in the enclosed proxy card (the “proxies”) will vote FOR the election of all of the nominees listed below, unless otherwise instructed.

The number of directors constituting the entire Board of Directors is currently fixed at eight. On March 12, 2009, one of our current directors, Richard C. Perry, advised us that he has decided not to stand for re-election to the Board at the Annual Meeting in order to devote more time to Perry Capital matters. Mr. Perry has indicated his intention to serve until the Annual Meeting. In light of Mr. Perry’s decision not to stand for re-election, the Board will evaluate reducing the size of the Board from eight members to seven. You may not vote for a greater number of persons than the number of nominees named in this proxy statement.

All director nominees have previously been elected by stockholders. The Board of Directors expects all nominees to be available for election. If any nominee is not available, the proxies may vote your shares for a substituted nominee if you have submitted your proxy.

All of the current members of our Board of Directors except Emily Scott and Kevin B. Rollins have served as directors since at least the consummation of the merger transaction involving Kmart Holding Corporation and Sears, Roebuck and Co. on March 24, 2005 (the “Merger”). Ms. Scott and Mr. Rollins were elected to our Board of Directors on May 4, 2007 and February 20, 2008, respectively.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” ELECTION

OF THE SEVEN NOMINEES FOR DIRECTOR.

Information regarding the director nominees is set forth below.

William C. Crowley, 51, has served as an Executive Vice President of the Company since March 2005 and as our Chief Administrative Officer since September 2005. He also served as our Chief Financial Officer from March 2005 to September 2006 and as interim Chief Financial Officer from January 2007 to October 2007. Mr. Crowley has served as Chairman of the Board of Sears Canada, Inc. since December 2006 and as a director of Sears Canada since March 2005. Prior to the Merger, Mr. Crowley served as Senior Vice President, Finance of Kmart Holding Corporation, and had served as an officer of Kmart Holding Corporation since 2003. Mr. Crowley is also the President and Chief Operating Officer of ESL Investments, Inc., a private investment firm, and has served in that capacity since 1999. He is a director of AutoNation, Inc., an automotive retailer, and AutoZone, Inc., a specialty retailer and distributor of automotive replacement parts and accessories.

Edward S. Lampert, 46, Chairman of our Board of Directors, is the Chairman and Chief Executive Officer of ESL Investments, Inc., which he founded in April 1988.

Steven T. Mnuchin, 46, has served as Chairman and Chief Executive Officer of IMB HoldCo LLC, which has signed a letter of intent with the FDIC to purchase the banking operations of IndyMac Federal Bank, FSB, since January 2009. Mr. Mnuchin is also Chairman and Co-Chief Executive Officer of Dune Capital Management LP, a private investment firm, and he has served in that capacity since September 2004. Previously, Mr. Mnuchin served as CEO of SFM Capital Management LP (an investment adviser) from 2003 to 2004 and as Vice Chairman of ESL Investments, Inc. during 2003. Prior to joining ESL, Mr. Mnuchin spent 17 years at Goldman, Sachs & Co. where he served as Executive Vice President and Chief Information Officer. Mr. Mnuchin is a trustee of the Whitney Museum, Riverdale Country School, and New York Presbyterian Hospital.

Ann N. Reese, 55, co-founded the Center for Adoption Policy Studies in New York in 2001 and serves as its Executive Director. Prior to co-founding the Center, Ms. Reese served as a Principal with Clayton, Dubilier &

Rice, a private equity investment firm, in 1999 and 2000. From 1995 to 1998, she was Executive Vice President and Chief Financial Officer of ITT Corp., a hotel and gaming company. Ms. Reese is a director of Xerox Corporation and Jones Apparel Group, Inc.

Kevin B. Rollins, 56, is a senior adviser on global investment strategies in the technology sector to TPG Capital, L.P. (formerly Texas Pacific Group), a private investment firm. He previously served as a member of the Board of Directors and President and Chief Executive Officer of Dell, Inc. through January 2007, after which he served as an advisor to Dell until his retirement in May 2007. Along with his duties as CEO of Dell, Mr. Rollins was a member of the company’s Board of Directors, through January 2007. During his 11 year career with Dell, Mr. Rollins also served as Vice Chairman and as the head of Dell Americas. Prior to his time at Dell, Mr. Rollins worked at Bain & Company, most recently serving as a director and partner. Mr. Rollins also serves on the board of Avaya Inc., a provider of business communications applications, systems and services, and is a member of the President’s Leadership Council and the Marriott School National Advisory Council at Brigham Young University, where he founded and continues to sponsor the Rollins Center for E-Commerce.

Emily Scott, 47, is a founding partner and director of Plum TV, LLC, a television station network operating in select resort markets. Ms. Scott served as a director until December 2006, Chairman of the Board of Directors of J. Crew from 1997 to 2003 and had previously served as Vice Chairman and other roles since the company founding in 1983.

Thomas J. Tisch, 54, has served as the Managing Partner of Four Partners, a private investment firm, since 1992. He has served as the Chancellor of Brown University since July 2007, and he is also a trustee of the Manhattan Institute and New York University Medical Center.

The Nominating and Corporate Governance Committee of our Board of Directors is responsible for reviewing the qualifications and independence of members of the Board and its various committees on a periodic basis, as well as the composition of the Board as a whole. This assessment includes members’ qualification as independent and their economic interest in the Company through meaningful share ownership, as well as consideration of diversity, age, skills and experience in relation to the needs of the Board. Director nominees will be recommended to the Board by the Nominating and Corporate Governance Committee in accordance with the policies and principles in its charter. The ultimate responsibility for selection of director nominees resides with the Board of Directors.

The Board met 10 times during fiscal 2008 (the fiscal year ended January 31, 2009). A majority of the directors attended 100% of the Board meetings and the meetings of the committees on which they served, and all directors attended at least 75% of such Board meetings and committee meetings. Our Corporate Governance Guidelines provide that directors are expected to attend the Annual Meeting of Stockholders. All of our directors attended the 2008 annual meeting.

Committees of the Board of Directors

The Board has standing Audit, Compensation, Finance, and Nominating and Corporate Governance Committees. All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are independent, as defined in the NASDAQ Marketplace Rules.

The table below reflects the current membership of each committee and the number of meetings held by each committee in fiscal 2008.

	Audit		Compensation		Finance		Nominating and Corporate Governance
E. Lampert					X	*
W. Crowley					X
S. Mnuchin	X						X	*
R. Perry					X		X
K. Rollins	X
A. Reese	X	*	X
E. Scott			X				X
T. Tisch	X		X	*
2008 Meetings	11		7		2		4

*	Committee chair

Each committee operates under a written charter. The charters are available on our corporate website, www.searsholdings.com, under the heading “Corporate Governance.” The principal functions of each Committee are summarized below.

Audit Committee

•	Responsible for compensation and oversight of the work of the independent auditor in connection with the annual audit report

•	Hires, subject to stockholder ratification, the firm of independent auditors to perform the annual audit

•	Reviews the Company’s annual and quarterly financial statements, including disclosures made in management’s discussion and analysis of results of operations and financial condition

•	Reviews the reports prepared by the independent auditors and management’s responses thereto

•	Pre-approves audit and permitted non-audit services performed by the independent auditors

•	Reviews financial reports, internal controls and risk exposures

•	Reviews management’s plan for establishing and maintaining internal controls

•	Reviews the scope of work performed by the internal audit staff

Compensation Committee

•	Reviews recommendations for and approves, subject to Board approval, the compensation of senior executive officers

•	Reviews and approves corporate goals and objectives relevant to CEO compensation, evaluates the CEO’s performance and recommends to the Board the CEO’s overall compensation level

•	Reviews and approves employment agreements, severance arrangements and change in control arrangements affecting the CEO and other senior executives

•	Reviews compensation discussion and analysis for inclusion in the Company’s proxy statement

The Company has a standing Stock Plan Committee, the sole member of which is William C. Crowley. The Compensation Committee has delegated authority to the Stock Plan Committee to approve restricted stock awards of up to $150,000 to employees below the level of Senior Vice President, excluding officers who are subject to Section 16 of the Securities Exchange Act of 1934. The Compensation Committee also has delegated authority to the Stock Plan Committee and to the Senior Vice President, Human Resources, to approve increases in base salary of up to 10% and/or annual incentive plan award increases of up to 10% to officers at the level of Senior Vice President and above. The Stock Plan Committee acted solely by written consent in fiscal 2008.

Finance Committee

•	Establishes and oversees matters related to capital allocation and expenditure policies and budgets

•	Establishes policies and procedures related to our company’s share repurchase programs

•	Reviews our annual business plan

•	Reviews policies and investments related to retirement plans, including our pension and savings plans

•	Reviews operating performance metrics and investment rates of return

Nominating and Corporate Governance Committee

•	Reports annually to the full Board with an assessment of the Board’s performance

•	Recommends to the full Board the nominees for directors

•	Reviews recommended compensation arrangements for the Board

•	Reviews and reassesses the adequacy of our Corporate Governance Guidelines

Communications with the Board of Directors

You may contact any non-employee director, or the entire Board, at any time, subject to the exceptions described below. Your communication should be sent to the Sears Holdings Corporation Board of Directors—Non-employee directors, c/o Corporate Secretary, Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179. Additional information regarding our policies on communicating with the Board of Directors can be found in our Corporate Governance Guidelines, located in the Corporate Governance section of our website, www.searsholdings.com.

Communications are distributed to the Board, or any Board member as appropriate, depending on the facts and circumstances outlined in the communication. Certain items that are unrelated to the duties and responsibilities of the Board will be excluded, such as

•	spam and other junk mail;

•	product and service complaints or inquiries;

•	new product suggestions;

•	resumes and other job inquiries;

•	surveys; and

•	business solicitations or advertisements.

Material that is unduly hostile, threatening, illegal or similarly unsuitable will also be excluded. We will make available to any non-employee director any excluded communication, at that director’s request.

Nomination of Director Candidates

Directors may be nominated by the Board of Directors or by stockholders in accordance with our By-Laws. The Nominating and Corporate Governance Committee will, when appropriate, actively seek individuals qualified to become Board members, and solicit input on director candidates from a variety of sources, including current directors. As a matter of course, the Committee will evaluate a candidate’s qualifications and review all proposed nominees for the Board of Directors, including those proposed by stockholders, in accordance with its charter and our Corporate Governance Guidelines. This will include a review of the person’s qualifications and independence, economic interest in the Company through meaningful share ownership, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. While the Committee has the ability to retain a third party to assist in the nomination process, the Company has not paid a fee to any third party to identify or assist in identifying or evaluating potential nominees.

Director nominees recommended by the Nominating and Corporate Governance Committee are expected to be committed to representing the long-term interests of our stockholders. The Committee believes that it is important to align the interests of directors with those of our stockholders, and therefore encourages each director and director nominee to own shares of our common stock in an amount that is meaningful to that individual. Board members should possess a high degree of integrity and have broad knowledge, experience and mature judgment. In addition to a meaningful economic commitment to our company as expressed in share ownership, directors and nominees should have predominately business backgrounds, have experience at policy-making levels in business and/or technology, and bring a diverse set of business experiences and perspectives to the Board.

You can nominate a candidate for election to the Board by complying with the nomination procedures in our By-Laws. For an election to be held at an annual meeting of stockholders, nomination by a stockholder must be made by notice in writing delivered to the Corporate Secretary not later than 90 days in advance of such meeting. However, if the annual meeting is not held on or within eight days of the fourth Tuesday in May of a year, and if the Company provides stockholders with less than 100 days notice or public disclosure of the meeting date, the stockholder notice must be given not later than the 10th day following the notice or public disclosure of the meeting date. For an election to be held at a special meeting of stockholders, notice by a stockholder must be given not later than the 10th day following the date on which the Company first provides stockholders with notice or public disclosure of the meeting date.

A stockholder’s notice to the Corporate Secretary must be in writing and be delivered to Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, IL 60179, Attn: Corporate Secretary, and must include:

•	the name and address of the stockholder;

•	the name, age and business address of each nominee proposed in the notice;

•	such other information concerning each nominee as must be disclosed with respect to director nominees in proxy solicitations under the proxy rules of the SEC; and

•	the written consent of each nominee to serve as a director if so elected.

The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures. A stockholder’s compliance with these procedures will not require the Company to include information regarding a proposed nominee in the Company’s proxy solicitation materials.

Amount and Nature of Beneficial Ownership

Security Ownership of Directors and Management

The following table sets forth information with respect to the beneficial ownership of our common stock as of January 31, 2009 by:

•	each of our directors;

•	each named executive officer (as defined under “Summary Compensation Table”); and

•	all of our directors and executive officers as a group.

Name of Beneficial Owner(1)	Common Stock(2)		Percent of Class(3)
M. Collins	18,278		*
W. Crowley	—		*
S. Freidheim	—	(4)	*
R. Gerstein	9,512		*
K. Holt	18,603		*
W. Bruce Johnson	40,303	(5)	*
E. Lampert	66,024,366	(6)	54.1%
S. Mnuchin	266,600	(7)(8)	*
R. Perry	1,000,000	(9)	*
A. Reese	10,000		*
J. Reidy	—		*
K. Rollins	—		*
E. Scott	—		*
T. Tisch	3,852,408	(10)	3.2%
Directors & Executive Officers as a group (19 persons)	71,306,854		58.5%

*	Less than 1%

(1)	The address of each beneficial owner is c/o Sears Holdings Corporation, 3333 Beverly Road, Hoffman Estates, Illinois 60179.

(2)	Ownership is as of January 31, 2009 and includes:

•	shares in which the director or executive officer may be deemed to have a beneficial interest; and

•	for executive officers, shares held as nontransferable restricted shares, which are subject to forfeiture under certain circumstances.

Unless otherwise indicated, the directors and executive officers listed in the table have sole voting and investment power with respect to the common stock listed next to their respective names. Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(3)	There were 121,960,299 shares of our common stock outstanding as of January 31, 2009.

(4)	Does not include 50,000 shares of restricted common stock awarded to Mr. Friedheim on February 2, 2009.

(5)	Includes 1,589 shares credited to Mr. Johnson’s 401(k) Plan account.

(6)	See footnote (c) to the Security Ownership of 5% Beneficial Owners table on page 13.

(7)

Includes 250,000 shares owned by Dune Capital LLC (“Dune Capital”), a private investment fund controlled by Mr. Mnuchin; 8,000 shares owned by the Steven T. Mnuchin 2002 Family Trust; and 600 shares owned by other family trusts and custodial accounts, the beneficial interests of which are owned by members of Mr. Mnuchin’s immediate family. Mr. Mnuchin disclaims beneficial ownership of the shares owned by Dune Capital, except to the extent of his pecuniary interest therein. On March 11, 2009, Mr. Mnuchin filed a Statement of Changes in Beneficial Ownership of Securities on Form 4 with the SEC (the “Mnuchin Form 4”) disclosing that Dune Capital (1) disposed of 238,711 shares of our common stock, (2) distributed 502 shares of our common stock to an unaffiliated third party, and (3) distributed 10,787 shares of our common stock to Dune Capital’s general partner. The Mnuchin Form 4 further disclosed that Dune Capital’s general partner distributed 10,787 shares of our common stock to Stephen T. Mnuchin at $36.4568 per share.

(8)

Does not include (1) 200 common shares held by the Trust fbo Michael Paul Mortara 1992, (2) 200 common shares held by the Trust fbo Matthew Peter Mortara 1992, (3) 14,800 common shares held by the Virginia Mortara 2007 Annuity Trust, and (4) 16,000 common shares held by the Mortara Trust U Article 6th. Mr. Mnuchin acts as trustee for each of these trusts and has no pecuniary interest in the holdings or transactions of such trusts.

(9)	In a Statement of Changes in Beneficial Ownership of Securities on Form 4 filed by Mr. Perry with the SEC on December 18, 2008, Mr. Perry disclosed ownership of these shares as follows: (1) 838,785 shares by Perry Partners International, Inc., the investment manager of which is Perry Corp., of which Mr. Perry is the President and sole shareholder; and (2) 161,215 shares by Perry Partners, L.P., the managing general partner of which is Perry Corp. Mr. Perry may be deemed to have voting and dispositive power with respect to all such shares. Mr. Perry disclaims beneficial ownership of all such shares, except to the extent of his pecuniary interest therein, if any.

(10)	Includes 2,773,106 shares owned by Andrew H. Tisch, Daniel R. Tisch and James S. Tisch, brothers of Thomas J. Tisch, or by trusts of which they are the managing trustees and beneficiaries, in respect of which Thomas J. Tisch has sole voting power. Thomas J. Tisch disclaims beneficial ownership of these shares.

Security Ownership of 5% Beneficial Owners

The following table sets forth information with respect to beneficial ownership of our common stock by persons known by us to beneficially own 5% or more of our outstanding common stock.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(a)		Percent of Class
ESL Investments, Inc. and related entities, as a group(b) 200 Greenwich Ave. Greenwich, CT 06830	66,024,366	(c)	54.1	%(d)

Legg Mason Capital Management, Inc(e). 100 Light Street Baltimore, MD 21202	7,507,557	(f)	6.2	%(d)

Fairholme Capital Management, L.L.C.(g). 4400 Biscayne Boulevard, 9th Floor Miami, FL 33137	12,956,340	(h)	10.6	%(d)

(a)	Information is provided for reporting purposes only and should not be construed as an admission of actual beneficial ownership.

(b)	The group consists of ESL Investments, Inc., a Delaware corporation (“ESL”); Edward S. Lampert; RBS Investment Management, L.L.C., a Delaware limited liability company (“RBSIM”); ESL Institutional Partners, L.P., a Delaware limited partnership (“Institutional”); CRK Partners, LLC, a Delaware limited liability company (“CRK LLC”); RBS Partners, L.P., a Delaware limited partnership (“RBS”); ESL Partners, L.P., a Delaware limited partnership (“Partners”); ESL Investment Management, L.P., a Delaware limited partnership (“Investment Management”); and ESL Investors L.L.C., a Delaware limited liability company (“Investors”). Mr. Lampert is the sole shareholder, chief executive officer and director of ESL and the managing member of Investment Management. ESL is the general partner of RBS, the sole member of CRK LLC and the manager of RBSIM. RBS is the general partner of Partners and the managing member of Investors. RBSIM is the general partner of Institutional.

(c)	The aggregate amount of our common stock owned by ESL entities includes: 51,976,667 shares held by Partners; 10,059,240 shares held by Investors; 747 shares held CRK LLC; 3,633,474 shares held by RBS; 338,239 shares held by Institutional; and 15,999 held by Investment Management.

(d)	There were 121,960,299 shares of our common stock outstanding as of January 31, 2009. The “Percent of Class” for each of the ESL group, Legg Mason Capital Management, Inc. and Fairholme Capital Management, L.L.C. was calculated by using the disclosed number of beneficially owned shares as the numerator, respectively, and the number of the Company’s outstanding common shares as of January 31, 2009 as the denominator.

(e)	Beneficial ownership is based on the latest Schedule 13G filed by Legg Mason Capital Management, Inc. reporting its ownership as of December 31, 2008.

(f)	Legg Mason Capital Management, Inc. disclosed shared voting power as to 6,347,307 shares and shared dispositive power as to 7,507,557 shares.

(g)	Beneficial ownership is based on the Schedule 13G filed by Fairholme Capital Management, L.L.C. reporting its ownership as of December 31, 2008.

(h)	The shares of common stock are owned, in the aggregate, by various investment vehicles managed by Fairholme Capital Management, L.L.C. (“FCM”), of which 11,239,671 shares are owned by Fairholme Funds, Inc. FCM disclosed shared voting power as to 11,718,471 shares and shared dispositive power as to 12,956,340. Fairholme Funds, Inc. disclosed shared voting power and shared dispositive power as to 11,239,671 shares. Because Mr. Bruce R. Berkowitz, in his capacity as the Managing Member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by FCM, he is deemed to have beneficial ownership of all of the shares.

Certain Relationships and Transactions

Our Board has delegated authority to direct investment of our surplus cash to Edward S. Lampert, subject to various limitations that have been or may be from time to time adopted by the Board of Directors and/or the Finance Committee of the Board of Directors. Mr. Lampert is Chairman of our Board of Directors and our Finance Committee and is the Chairman and Chief Executive Officer of ESL Investments, Inc. (together with its affiliated funds, “ESL”). Neither Mr. Lampert nor ESL will receive compensation for any such investment activities undertaken on our behalf. ESL beneficially owned 54.1% of our outstanding common stock as of January 31, 2009.

Further, to clarify the expectations that the Board of Directors has with respect to the investment of our surplus cash, the Board has renounced, in accordance with Delaware law, any interest or expectancy of the Company associated with any investment opportunities in securities that may come to the attention of Mr. Lampert or any employee, officer, director or advisor to ESL and its affiliated investment entities who also serves as an officer or director of the Company (each, a “Covered Party”) other than (a) investment opportunities that come to such Covered Party’s attention directly and exclusively in such Covered Party’s capacity as a director, officer or employee of the Company, (b) control investments in companies in the mass merchandising, retailing, commercial appliance distribution, product protection agreements, residential and commercial product installation and repair services and automotive repair and maintenance industries and (c) investment opportunities in companies or assets with a significant role in our company’s retailing business, including investment in real estate currently leased by us or in suppliers for which we are a substantial customer representing over 10% of such companies’ revenues, but excluding investments of ESL that were existing as of May 23, 2005.

We subleased approximately 2,916 square feet of office space from ESL in Greenwich, Connecticut in fiscal 2008. We paid a fixed monthly rent, which constituted our proportionate share of the rent paid by ESL to the landlord of the premises at the time that the sublease was executed. We also paid our proportionate share of the cost of utilities (except that we paid only for telephone lines directly serving the subleased premises), real estate taxes, insurance and common area maintenance charges. In fiscal 2008, we paid ESL $169,099 in rent for the subleased premises. We terminated the sublease effective January 31, 2009.

In fiscal 2008 the Audit Committee approved engaging ESL to act as the Company's financial advisor for a limited duration. ESL was not paid a fee for its services in connection with this engagement, but the Company agreed to reimburse ESL for reasonable expenses and indemnify ESL in certain circumstances.

Our company employs certain employees of ESL. William C. Crowley is a director and our Executive Vice President, Chief Administrative Officer, while continuing his role as President and Chief Operating Officer of ESL. Our Senior Vice President of Real Estate is also employed by ESL.

Perry Capital LLC is an investment management firm controlled by Perry Corp., which is in turn controlled by Richard C. Perry, one of our directors. On May 3, 2005, investment affiliates of Perry Capital LLC, through Capital Factors LLC, acquired the business and assets of Capital Factors, Inc. Capital Factors LLC (now known as Capital Business Credit LLC), acquired the business and assets of Capital Factors, Inc. Capital Business Credit LLC and its predecessor (collectively, “Capital Business”) provide factoring services to companies in various industries, including those that sell into the retail industry. From time to time, Capital Business has factored receivables (payables of the Company) for certain of our vendors, who sell the receivables to Capital Business on a nonrecourse basis for collection by Capital Business. As a result of Capital Business having provided factoring services to vendors of Sears, Roebuck and Co. and Kmart Corporation, amounts were paid to Capital Business by Sears, Roebuck and Co. and Kmart Corporation in respect of payables of those companies aggregating approximately $30 million in 2006, $41 million in 2007 and $39 million in 2008. We expect that Capital Business will continue to factor receivables for certain of the Company’s vendors. From time to time, our pension funds may invest in investment funds for which Perry Corp. or its affiliates act as investment adviser.

As discussed in “Item 1. Election of Directors” on page 7 of this proxy statement, Mr. Perry has decided not to stand for re-election at the Annual Meeting in order to devote more time to Perry Capital matters.

Review and Approval of Transactions with Related Persons

The Company’s Audit Committee charter requires that the Audit Committee review and approve all related party transactions required to be disclosed pursuant to SEC rules. In doing so, the Audit Committee takes into account, among other factors it deems appropriate, whether the transaction is on terms that are no less favorable to the Company than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

The Company also has also a Contract Approvals Policy which applies to all of the Company’s employees and officers. The Contract Approvals Policy requires Audit Committee approval for entry into or exit from any related party transaction.

The related party transactions described in this proxy statement have been approved or ratified by the Audit Committee.

EXECUTIVE COMPENSATION

Compensation, Discussion and Analysis

Executive Compensation Philosophy and Objectives

Sears Holdings believes that the long-term success of the Company is directly related to our ability to attract, motivate and retain highly talented executive officers who are committed to our company’s vision, mission and values. These values, which we believe support our adaptive organization and culture of learning, accountability and cross-functional collaboration, include focusing on the customer, building and aligning teams and knowing how to make money.

The Compensation Committee has developed a pay-for-performance compensation philosophy for our executive officers. Total annual compensation paid to the executive officers identified in the Summary Compensation Table (the “named executive officers”) generally depends on company financial performance, the level of job responsibility and individual performance. The total compensation package provided to the named executive officers generally includes both annual and long-term incentive programs designed to motivate and encourage employees to drive performance and achieve superior results for our company and our company’s stockholders. The Compensation Committee also believes that compensation should reflect the value of the job in the marketplace.

Competitive Pay Practices

Our experience demonstrates that in order to attract qualified external candidates and retain valuable executive officers, we must offer executive compensation packages that are competitive with the packages offered by companies with which Sears Holdings competes for talent. In making compensation recommendations for the named executive officers we analyze internal compensation and external market data. We gather market data with a focus, where possible, on retail-specific organizations. We do not benchmark against a set list of competitors or a peer group. We believe that our competitive pay analyses provide a reference point in validating proposed or recommended compensation, thereby assuring that we are offering competitive pay packages to the named executive officers.

Executive Compensation Program: Key Elements

The key elements of our compensation program for the named executive officers include base salary and incentive opportunities. Incentive opportunities include annual and long-term performance-based programs designed to drive long-term decision making while also incentivizing correct short-term decision making. In addition, time-based equity awards (i.e., equity that vests with the passage of time) are made to provide additional motivation and encourage retention.

Rewarding Short-Term Performance

•	Base Salary—Base salary is the fixed element of each named executive officer’s cash compensation.

•

Annual Incentive Program—Our annual incentive program is a pay-for-performance program providing for annual cash awards to eligible employees based on achievement of financial performance goals relating to a specific fiscal year. The purpose of our annual incentive program is to motivate and reward participating employees for their contributions to Sears Holdings’ financial performance by making their cash incentive award variable and dependent upon Sears Holdings’ annual financial performance.

Rewarding Long-Term Performance

•

Long-Term Performance-Based Programs—Our long-term incentive programs are designed to motivate our executive officers to focus on long-term company performance through cash or common stock awards based on three-year or longer performance periods and reinforce accountability by linking executive compensation to aggressive performance goals. Sears Holdings believes that these plans are an important instrument in aligning the goals of the named executive officers with our company’s strategic direction and initiatives, which our company believes will result in increased stockholder return.

•	Time-Based Equity Compensation—Awards of time-based equity awards encourage retention and provide alignment with stockholders as value received will be consistent with return to stockholders.

We believe that the compensation of our most senior executive officers, who have the greatest ability to influence our financial performance, should be predominantly performance-based. When making individual compensation decisions for our named executive officers, the Compensation Committee takes many factors into account, including the individual’s performance, tenure and experience; the performance of the Company overall; any retention concerns; the responsibilities, impact and importance of the position within our company; the individual’s expected future contributions to our company; the individual’s historical compensation; and internal pay equity (meaning the relative pay differences for different positions within our company). There is not a pre-established policy or target for the allocation between annual and long-term incentive compensation. Instead, the Compensation Committee takes a holistic approach to executive compensation and balances the compensation elements for each named executive officer individually.

Our Executive Vice President, Store Operations and President, Store Operations Business Unit, Kevin R. Holt does not participate in the Company’s annual or long-term compensation programs because he has an employment agreement with a term of 18 months. The Company and Mr. Holt will jointly evaluate the desire to continue the employment relationship as the end of the contract term approaches. Otherwise, it is expected that Mr. Holt will hire a successor to his position at the end of the 18 month term of his employment agreement. The employment agreement provides that Mr. Holt is entitled to receive a base salary of $500,000, plus a restricted stock award. Mr. Holt received his restricted stock award of 20,731 shares on March 3, 2008, which vests in three equal increments on the sixth, twelfth and eighteen month anniversaries of the grant. The vesting of the last installment of Mr. Holt’s restricted stock award is contingent upon Mr. Holt identifying and the Company hiring a successor to his position. Please see “Potential Payments Upon Termination of Employment” beginning on page 31 of this proxy statement for additional details regarding Mr. Holt’s employment agreement.

Mr. Freidheim joined the Company in January 2009 and, therefore, did not participate in the 2008 annual or long-term incentive programs. In order to induce Mr. Freidheim to join the Company, Mr. Freidheim received a long-term special incentive award that consists of a combination of restricted stock and cash. Under the terms of his offer letter, Mr. Freidheim is eligible to receive a grant of 50,000 shares of restricted stock that vest in four equal annual installments and a cash incentive award in the amount of $1,504,500 payable in four equal annual installments.

How Elements Are Used to Achieve Our Compensation Objectives

In 2008, the Compensation Committee sought to achieve the objectives of our compensation program through the grant of annual and long-term incentive awards to our participating named executive officers. The 2008 annual incentive awards entitle participating named executive officers to cash compensation based upon EBITDA financial performance during the fiscal year, and, therefore, reward our participating named executive officers for achieving a short-term financial performance target. The Compensation Committee also granted performance-based cash awards that vest at the end of a three-year performance cycle upon achievement of a cumulative EBITDA financial target for the three-year performance cycle. The 2008 long-term awards are designed to motivate our participating named executive officers to focus on long-term company performance.

The Compensation Committee also believes that the most fair and effective way to motivate the Company's named executive officers to produce the best results for its stockholders is to increase the proportion of an executive officer's total compensation that is performance-based as the executive's ability to affect those results increases. As a result, the size of the annual and long-term performance awards granted to executive officers, relative to total compensation, increases based upon the executive officer's relative level of responsibility and potential to affect the Company's overall performance. Under our incentive compensation structure, the highest amount of compensation can be achieved through consistent superior performance over sustained periods of time. This provides strong incentives to manage our company for the long term, while avoiding excessive risk taking in the short term.

The annual incentive awards granted to the Company's participating named executive officers in fiscal 2008 were calculated based on a multiple of base salary. The multiple, which ranged from 0.75 to 1.0, is based upon the participating named executive officer's relative level of responsibility and potential to affect the Company's overall performance. The performance-based long-term cash awards granted to the Company’s named executive officers in fiscal year 2008 were calculated based on a multiple of base salary, except that Mr. Johnson’s award is based on a multiple of his base salary and target annual incentive award. The multiple, which ranged from 1.0 to 1.5, is based upon the executive officer's relative level of responsibility and potential to affect the Company's overall performance. The Compensation Committee also considers the executive officer’s performance, experience and tenure; the executive officer’s expected future contributions to our company; and internal pay equity. Annual incentive program target payout percentages for the named executive officers are reviewed and may be revised from year to year as determined advisable by the Compensation Committee’s evaluation of a named executive officer’s individual performance. Due to the fact that the named executive officer's base salary is determined, in part, on his or her past performance, an award that is based on a multiple of that base salary also reflects, in part, his or her past performance.

The Compensation Committee determines whether the applicable financial performance targets have been attained under our annual and long-term incentive compensation plans. The Compensation Committee has not exercised its discretion to adjust performance targets or payout amounts for any of our named executive officers. While the Committee can exercise both positive and negative discretion in relation to the annual and long-term incentive compensation granted to our named executive officers, the Compensation Committee historically has considered the requirements of Internal Revenue Code Section 162(m) (“Section 162(m)”). The impact of Section 162(m) on compensation awarded to our named executive officers is described in “Certain Tax Consequences” on page 25 of this proxy statement.

Fiscal 2008 Compensation Decisions

The Compensation Committee works with our Senior Vice President, Human Resources, General Counsel and Corporate Secretary and, in selected cases, the Chairman in determining named executive officers’ total compensation. This includes recommendations for annual compensation reviews and proposed compensation packages for newly hired executive officers. The Chairman and the Senior Vice President, Human Resources, General Counsel and Corporate Secretary present recommendations to the Compensation Committee regarding an executive officer’s total compensation for review and final approval. Our interim Chief Executive Officer generally plays an advisory role to the Compensation Committee during this process. The Compensation Committee reviews our interim Chief Executive Officer’s compensation and is responsible for evaluating his performance in consultation with the Nominating and Corporate Governance Committee and the Board of Directors.

Due to the difficulty in achieving performance targets under the Company’s 2007 Annual Incentive Plan, 2005 Senior Executive Long-Term Incentive Program, Sears Holdings Corporation 2006 Long-Term Incentive Program and 2007 Executive Long-Term Incentive Program, the Company revised the design of its incentive plans in fiscal 2008 to remove the cap on the maximum amount that may be paid to a named executive officer if the maximum financial performance target is obtained. The Compensation Committee believes that the ability of the named executive officers to earn large awards if a performance target based on the Company’s EBITDA is exceeded motivates our named executive officers to work to achieve superior results for the Company in challenging economic times.

Base Salary

We set base salaries to reflect a named executive officer’s performance, experience and tenure; the individual’s expected future contributions to our company; the responsibilities, impact and importance of the position within our company; internal pay equity; and competitive pay research. The timing and amount of base salary increases depend on the named executive officer’s past performance, promotion or other change in responsibilities, expected future contributions to our company and current market competitiveness.

Effective February 3, 2008, the first day of fiscal 2008, W. Bruce Johnson was appointed our interim Chief Executive Officer and President. Commensurate with his new responsibilities, Mr. Johnson received an increase in annual base salary to $900,000. In response to cost reduction efforts the Company undertook in January 2009, Mr. Johnson volunteered to temporarily reduce his base salary from $900,000 to $850,000, effective on February 1, 2009. Mr. Gerstein received an increase in annual base salary in connection with his expanded role with the Company. Mr. Holt’s base salary was set at the time he entered into his employment agreement, and the base salaries of Messrs. Collins and Freidheim were set when they joined the Company.

2008 Annual Incentive Compensation

The 2008 Annual Incentive Program (“AIP”) is a cash-based program that is intended to reward associates including our named executive officers (other than Messrs. Holt and Freidheim) for their contributions to the achievement of certain EBITDA (earnings before interest, taxes, depreciation and amortization) goals for fiscal 2008. AIP EBITDA is defined as total earnings of our company, other than Sears Canada Inc., for the performance period, determined before interest, taxes, depreciation and amortization and excluding:

•	litigation or claims judgments or settlements;

•	the effect of purchase accounting and changes in accounting methods;

•	gains, losses and costs associated with store closings, impairments and certain acquisitions and divestitures; and

•	restructuring activities.

The Company believes that EBITDA is a key metric of operational performance, as it provides a clearer picture of operating results and cash flows by eliminating expenses that are not reflective of underlying business performance.

The EBITDA goals for the AIP are based upon the expectation of EBITDA growth. The performance parameters were as follows:

	Threshold for Payment	Target	Maximum

Performance Result	90% of AIP EBITDA	100% of AIP EBITDA	No cap

AIP Award	60% of Target Payout	100% of Target Payout	Over 100%, for each 1% AIP EBITDA exceeds Target an additional 2% increase in award

Messrs. Holt and Freidheim did not participate in the 2008 AIP.

Consistent with our pay-for-performance philosophy, the Company’s performance in fiscal 2008 resulted in no payments to our participating named executive officers under the AIP because the threshold performance level was not achieved.

Long-Term Compensation Opportunities

Beginning in 2005, long-term performance awards have been granted every year to our named executive officers and others. The Summary Compensation Table and Grants of Plan-Based Awards tables on pages 26 and

29 of this proxy statement contain information regarding the long-term performance-based compensation opportunities for fiscal 2008. These opportunities consist of a potential cash payment under the Sears Holdings Corporation 2006 Long-Term Incentive Plan (the “2006 LTIP”) for the recently completed 2006 through 2008 performance period and a grant of performance-based cash award under the 2008 Long-Term Incentive Program (the “2008 LTIP”) awarded to our named executive officers in April 2008. Our named executive officers also are participating in the 2007 Executive Long-Term Incentive Program (the “2007 Executive LTIP”), a performance-based restricted stock program dependent upon the achievement of a company financial goal during any fiscal year 2007 through 2010. Any payment under the 2007 Executive LTIP will vest in fiscal 2009 or 2010 and has no impact on long-term performance-based compensation for the named executive officers in fiscal 2008.

No formal weighting formula is used in determining award amounts under our long-term incentive programs in making compensation decisions. Instead, the Compensation Committee considers the named executive officer’s relative level of responsibility and potential to affect the Company’s overall performance when it awards long-term performance-based compensation.

Over the course of the past three years, the Company has only achieved the threshold EBITDA performance target under a legacy Kmart Holding Corporation long-term incentive program.

2006 LTIP

The 2006 LTIP was established for named executive officers and others with the following objectives: rewarding achievement of cumulative LTIP EBITDA goals established for the 2006 through 2008 fiscal years; and providing minimum and maximum payment amounts dependent on the achievement of threshold and maximum LTIP EBITDA goals. LTIP EBITDA is defined under the program as total earnings of our company and its predecessors, other than Sears Canada Inc. for the performance period, determined before interest, taxes, depreciation and amortization and excluding:

•	the effect of purchase accounting and changes in accounting methods;

•	gains, losses and costs associated with store closings and certain acquisitions and divestitures;

•	integration costs that are disclosed as Merger-related;

•	bankruptcy-related matters of Kmart Corporation; and

•	significant litigation claims or settlements.

The reason that we use EBITDA as a performance measure is described under “2008 Annual Incentive Compensation” above.

Messrs. Collins, Holt, Freidheim and Reidy did not participate in the 2006 LTIP based on their date of hire.

Certain additional conditions will apply in order for a participant whose employment with us terminates in order to receive payment of an award. In the event of a participant’s retirement, disability or termination without cause before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her prorated target cash incentive award, but only if the Company has achieved the target performance level for the prorated performance period (as defined in the 2006 LTIP) and the participant has been employed by us for 12 months. In the event of the participant’s death before the payment date of his or her award, a payment will be made with respect to that participant in an amount equal to his or her prorated target cash incentive award, but only if the participant has been employed by us for 12 months. In the event of voluntary termination or termination with cause (as defined in the 2006 LTIP) before the payment date for his or her award, the participant will forfeit all of his or her LTIP award.

Consistent with our pay-for-performance philosophy, the Company’s performance during our 2006 through 2008 fiscal years resulted in no payments to our participating named executive officers under the 2006 LTIP because the threshold performance level was not achieved.

2007 Executive LTIP

The 2007 Executive LTIP provides for grants of performance-based restricted stock to our executive officers. During fiscal 2008, the Company concluded that the EBITDA performance target established in connection with the performance-based restricted stock grants was unlikely to be achieved. Accordingly, the Company ceased recording expense and reversed all prior expense recognized in connection with such awards even though there were no forfeitures during fiscal 2008 relating to such grants. It is expected that the each participating named executive officers will forfeit half of his respective award at the end of fiscal 2009, and the remaining portion of the award will be forfeited at the end of fiscal 2010. If a participating named executive officer leaves the Company before the payment date, the participating named executive officer will forfeit his performance-based restricted stock. Mr. Johnson is the only named executive officer that currently participates in the 2007 Executive LTIP.

In light of the fact that it is not expected that vesting of the performance-based restricted stock will occur, the 2007 Executive LTIP was amended, effective March 12, 2009, by the Compensation Committee to convert the performance-based restricted stock awards previously granted under the 2007 Executive LTIP to a cash incentive award. The amendment to the 2007 Executive LTIP is designed to preserve the value of the awards granted under the 2007 Executive LTIP, and it releases the stock for future grants under our company’s incentive plans. Under the amended 2007 Executive LTIP, the cash incentive award consists of a number of units equal to the number of shares performance-based restricted stock awarded to Mr. Johnson. Each unit has a value equal, as of any date, to the value of a share of restricted stock on that date. Each unit represents the right to receive an amount equal to the number of units multiplied by the fair market value of a share of common stock at the time of distribution. Payment of the cash incentive award is subject to the same performance goals and criteria, vesting requirements and other terms and conditions of the 2007 LTIP. Each cash incentive award is expected to be satisfied by a distribution in cash to the participant, provided, however, that, at the discretion of the Compensation Committee, the Company may elect to satisfy such cash incentive award by payment of shares of the Company’s common stock in lieu of cash, or a combination of cash and shares of the Company’s common stock. On March 12, 2009, Mr. Johnson surrendered 19,667 shares of performance-based restricted stock to the Company in exchange for a cash incentive award consisting of 19,667 units.

2008 LTIP

The 2008 LTIP provides for the grant of incentive awards to employees at the level of divisional vice president and above for a three-year performance period (fiscal years 2008-2010).

Awards under the 2008 LTIP represent the right to receive cash or, at the discretion of the Compensation Committee, shares of the Company's common stock in lieu of cash, or a combination of cash and shares. The issuance of common stock under the 2008 LTIP is contingent on the availability of shares of stock under a shareholder approved plan of the Company providing for the issuance of shares in satisfaction of 2008 LTIP awards.

	Threshold for Payment	Target	Maximum

Performance Result	90% of AIP EBITDA	100% of AIP EBITDA	No cap

AIP Award	60% of Target Payout	100% of Target Payout	Over 100%, for each 1% AIP EBITDA exceeds Target an additional 2% increase in award

The named executive officers that participate in the 2008 LTIP are Messrs. Johnson, Collins and Gerstein.

Certain additional conditions will apply in order for a participant whose employment with us terminates in order to receive payment of an award. In the event of a participant’s retirement, death, disability or termination without cause before the payment date for his or her award, a payment will be made with respect to that participant in an amount equal to his or her prorated target cash incentive award, but only if the Company has achieved the 2008 LTIP’s performance milestones and the participant has been employed by us for 12 months. In the event of voluntary termination or termination with cause (as defined in the 2008 LTIP) before the payment date for his or her award, the participant will forfeit all of his or her LTIP award.

Our ability to achieve the 2008 LTIP performance target is dependent upon a number of factors. Given our recent operating performance and the current retail market conditions, there is substantial uncertainty with respect to achieving the 2008 LTIP performance target in the performance period, and payments to our executive officers under the 2008 LTIP at the end of the three-year performance period are not likely to occur.

Time-Based Equity Compensation

Time-based equity (i.e., equity that vests with the passage of time) compensation assists Sears Holdings to:

•	Attract and retain top executive talent;

•	Increase levels of executive equity ownership; and

•	Link executive and company long-term financial interests of our company, including the growth in value of our company’s equity and enhancement of long-term stockholder return.

Time-based equity compensation is intended to complement the three major compensation elements: base salary, annual incentive awards and long-term incentive awards.

Time-based equity compensation at Sears Holdings is currently awarded in the form of restricted stock. Our practice is to determine the dollar amount of equity compensation and then grant a number of shares of restricted stock having a fair market value equal to that dollar amount on the date of grant. We determine the fair market value based upon the closing price of our stock on the grant date. Individual grant amounts are generally based on factors such as relative job scope, expected future contributions to our company and internal pay equity. Additionally, restricted stock grants are an effective means of offsetting equity awards that executives may lose when they leave a former company to join Sears Holdings.

Our company does not grant restricted stock on a regular basis to our named executive officers. In fiscal 2008 we granted restricted stock to certain of our named executive officers. Mr. Johnson received a restricted stock grant that vests in two equal installments in connection with his promotion to the office of interim Chief Executive Officer and President and in recognition of the responsibilities, impact and importance of the position within our company. Mr. Collins received a restricted stock grant that vests in full on the third anniversary of the grant date in order to induce him to join the Company. Mr. Holt received a restricted stock award in connection with his expanded role with the Company. Mr. Holt’s restricted stock vests in one-third increments on the sixth, twelfth and eighteenth month anniversaries of the grant date. The vesting of the final installment of Mr. Holt’s restricted stock award is subject to Mr. Holt identifying and the Company hiring a successor to his position.

The Company does not have a stock option plan, as currently stock options are not a key pay component for Sears Holdings.

Other Compensation Elements

Discretionary Bonuses

We pay sign-on, first year guaranteed and other bonuses where necessary or appropriate to attract top executive talent from other companies or retain key executives. Executives we recruit often have a significant amount of unrealized value in the form of unvested equity and other forgone compensation opportunities. Sign-on bonuses are an effective means of offsetting compensation opportunities executives may lose when they leave a former company to join Sears Holdings.

In fiscal 2008, discretionary bonuses were awarded to three of our named executive officers. Mr. Collins was awarded a sign-on bonus in the amount of $300,000 in order to induce him to join the Company and to offset compensation opportunities that he forfeited when he left his prior employer. Mr. Freidheim received sign-on bonuses in the amount of $750,000 and a one-time relocation bonus in the amount of $250,000 in lieu of relocation benefits as provided in the Company’s standard relocation policy. The discretionary bonuses were awarded to Mr. Freidheim in order to induce him to join the Company. Finally, in consideration of Mr. Reidy extending his employment through the end of the fiscal year, the Company amended Mr. Reidy's letter relating to employment to remove the repayment requirements associated with the $250,000 sign-on bonus that he received in October 2008 and the relocation benefits that he received under the Sears Relocation Policy.

Perquisites and Other Benefits

Sears Holdings provides the named executive officers with limited perquisites and other personal benefits that the Compensation Committee deems reasonable and consistent with our overall compensation program. In fiscal 2008, certain named executive officers receive relocation benefits, commuter benefits and tax reimbursement for the use of air and ground transportation. Sears Holdings company-owned aircraft also were used in shuttle routes between our company’s Hoffman Estates Support Center and our offices in the New York City area. In fiscal 2008, the shuttle route was modified to include Baltimore, Maryland, the location of Mr. Reidy’s principal residence. The aggregate incremental cost to the Company of accommodating Mr. Reidy on the shuttle route is contained in the Summary Compensation Table and related footnotes beginning on page 26 of this proxy statement.

Family members of Mr. Johnson accompanied him on corporate aircraft when he traveled for Company business on two occasions in fiscal 2008. Under the SEC rules, including Mr. Johnson’s family on business trips is considered to be a perquisite, even if there is no incremental cost to the Company. Mr. Holt is entitled to use the corporate aircraft to commute from his home in Holland, Michigan to our company’s Hoffman Estates Support Center pursuant to the terms of his employment agreement. Mr. Holt used the corporate aircraft for personal travel on three occasions. Additional details regarding Mr. Holt’s use of the corporate aircraft are contained in the Summary Compensation Table and related footnotes beginning page 26 of this proxy statement.

After significantly restricting the use of our corporate aircraft, we have undertaken a process to sell our corporate jets in fiscal 2009.

Retirement Plans

We provide 401(k) savings plans to allow participants to contribute towards retirement on a pre-tax (including catch-up contributions) and after-tax basis. We allow pre-tax contributions of up to 50% of eligible compensation or the limit determined by the Internal Revenue Service. We believe that our 401(k) savings plans provide the opportunity for named executive officers to address their retirement savings needs, especially given the mobile nature of today’s workforce. Our 401(k) savings plans allow for the participant’s portability of plan assets and offers greater control of savings to participants, with numerous investment choices from which participants can select. Effective January 31, 2009, the Company suspended its matching contributions to our 401(k) savings plans.

Severance Benefits

Each of our named executive officers has entered into a severance agreement with the Company. Our company provides severance to the named executive officers as a component of a competitive compensation package and as compensation for the non-competition clause contained in our severance agreements. Additionally, we believe that severance payments provide individuals a window of time to locate a new position in the marketplace. Under the agreement, severance is provided for termination without cause (as defined in the agreement) or if the executive officer’s employment is terminated for “good reason” (as defined in the agreement). Named executive officers (other than Kevin Holt as described below) will receive the following, depending on the form of agreement:

•	Severance equal to one year of annual base salary, subject to mitigation for salary or wages earned from another employer, including self-employment; or

•	Severance equal to one year of annual base salary and target bonus, subject to mitigation.

If a named executive officer becomes entitled to benefits under the severance agreement, the named executive officer will receive other company benefits such as continued participation in Sears Holdings medical and dental plans during the salary continuation period. The forms of executive severance agreements do not have specific change-in-control provisions that would impact the payment of severance benefits to the executive officers.

Long-term incentive awards are only payable in the event of a termination of employment if certain conditions are met, as provided under the applicable long-term incentive program. Please see “Long-Term Compensation Opportunities” on page 19 and “Potential Payments Upon Termination of Employment” on page 31 for additional information.

In the event of a named executive officer’s death, disability, retirement or involuntary termination, at the discretion of the Compensation Committee, such officer’s restricted stock awards may be accelerated. In all other cases, any unvested restricted stock award under the 2006 Stock Plan will be forfeited upon termination of employment.

We have a separate employment agreement with Mr. Holt that includes potential severance benefits. Under the agreement, severance is provided for termination other than “cause” (as defined in the employment agreement), death or disability. The severance benefit consists of continued payments of Mr. Holt’s base salary for the lesser of six months or the period remaining in his 18 month employment term. Additional details regarding the severance payments applicable to Mr. Holt are described in “Potential Payments upon Termination of Employment” on page 31.

CEO Compensation

Effective February 3, 2008, the first day of fiscal 2008, W. Bruce Johnson was appointed our interim Chief Executive Officer and President. Commensurate with his new responsibilities, Mr. Johnson received an increase in annual base salary to $900,000, with an annual target incentive opportunity of 100% of annual base salary. Mr. Johnson also received a restricted stock award under the Company’s 2006 Stock Plan valued at $1,000,000 on February 3, 2008, which will vest in two equal installments on January 31, 2009 and January 30, 2010. The Board of Directors approved Mr. Johnson’s new compensation arrangements. Additionally, in recognition of the responsibilities, impact and the importance of Mr. Johnson’s position within our company, Mr. Johnson’s target long-term incentive awards are set at 100% of his base salary plus his target annual incentive award. In response to cost reduction efforts in January 2009, Mr. Johnson voluntarily reduced his base salary from $900,000 to $850,000. The temporary reduction of Mr. Johnson’s base salary was effective February 1, 2009.

Compensation Committee Role in Executive Compensation Decisions

The Compensation Committee of the Board of Directors of Sears Holdings is appointed by the Board to fulfill the Board’s responsibilities relating to compensation of our Chief Executive Officer and our executive officers. The Compensation Committee has overall responsibility for approving and evaluating all compensation plans, our policies and programs as they affect the Chief Executive Officer and the executive officers. The Compensation Committee is an independent committee of the Board and consists of no fewer than two members.

The Compensation Committee has the sole authority to retain or terminate any compensation consultant to be used to assist in the evaluation of Chief Executive Officer or executive officer compensation and has the sole authority to approve the consultant’s fees and the terms and conditions of the consultant’s retention. The Compensation Committee also has authority to obtain advice and assistance from internal or external legal, accounting or other advisors.

The Compensation Committee reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives. The Compensation Committee also regularly reviews and approves the following as they affect the named executive officers:

•	Annual base salaries and annual incentive opportunities;

•	All other incentive awards and opportunities, including both cash-based and equity-based awards and opportunities; and

•	Employment agreements and severance arrangements.

In fiscal 2008, the Compensation Committee delegated authority to the Company’s Chief Administrative Officer and Senior Vice President, Human Resources, General Counsel and Corporate Secretary, to approve increases in base salary and/or annual incentive target awards by up to 10% to officers at the level of senior vice president and above. Any actions taken pursuant to this delegation must be reviewed with the Compensation Committee at its next meeting. No actions were taken pursuant to this delegation during fiscal 2008.

The Compensation Committee also receives periodic reports on our compensation programs as they affect all associates. Finally, the Compensation Committee reviews and approves any special or supplemental compensation and benefits for the Chief Executive Officer and the executive officers and persons who formerly served as the Chief Executive Officer and/or as executive officers, including supplemental retirement benefits and the perquisites provided to them during and after employment.

Certain Tax Consequences

In setting an executive officer’s compensation package, the Compensation Committee considers the requirements of Section 162(m), which provides that compensation in excess of $1 million paid to certain executive officers is not deductible unless it is performance-based and paid under a program that meets certain other legal requirements. Neither base salary nor restricted stock that vests based solely on continued service qualify as performance-based compensation under Section 162(m). Although a significant portion of each executive officer’s compensation will satisfy the requirements for deductibility under Section 162(m), the Compensation Committee retains the ability to evaluate the performance of our executives and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation under federal tax law.

Compensation Committee Interlocks and Insider Participation

None of the members of the Board’s Compensation Committee was, during fiscal 2008, an officer or employee of the Company. Information about transactions between the Company and its directors is set forth under “Certain Relationships and Transactions” above.

During fiscal 2008, Ms. Reese, Ms. Scott and Mr. Tisch served on our Compensation Committee.

Summary Compensation Table

The following table sets forth information concerning the total compensation paid to each person who served as our Chief Executive Officer or Chief Financial Officer during fiscal 2008 and to our three other most highly compensated executive officers for fiscal 2008 who were executive officers at the end of the fiscal year (collectively, the “named executive officers”). The amounts shown for 2006 reflect the inclusion of an additional week of compensation in the year ended February 3, 2007 (comprised of 53 weeks) as compared to fiscal 2007 and fiscal 2008 (comprised of 52 weeks).

Name and Principal Position	Year	Salary (a)	Bonus (b)	Stock Awards (c)	Non-Equity Incentive Plan Compensation	All Other Compensation (d)	Total
W. Bruce Johnson	2008	$896,538	—	$260,318	—	$9,437	$1,166,293
Interim Chief Executive Officer and President	2007	$745,224	—	$822,858	—	$9,000	$1,577,082
	2006	$732,660	—	$265,380	$1,824,781	$374,870	$3,197,691

Michael D. Collins	2008	$176,515	$300,000	$83,332	—	$58,746	$618,593
Sr. Vice President and Chief Financial Officer

Kevin R. Holt	2008	$498,077	—	$1,685,095	—	$65,661	$2,248,833
Exec. Vice President, Store Operations

Richard E. Gerstein	2008	$507,321	—	$708,315	—	—	$1,215,636
Sr. Vice President, Marketing

Scott J. Freidheim	2008	$60,606	$750,000	—	—	$250,000	$1,060,606
Exec. Vice President, Operating and Support Businesses

J. Miles Reidy	2008	$597,692	$250,000	$172,086	—	$91,078	$1,110,856
Former Exec. Vice President Chief Financial Officer*	2007	$202,308	—	$161,208	—	$70,406	$433,920

*	Mr. Reidy ceased serving as the Company’s Chief Financial Officer on December 3, 2008, and his employment with the Company ceased on January 31, 2009.

(a)	The amounts in this column are actual amounts earned in the fiscal year stated. The amounts shown reflect the number of days in the fiscal year and are not the same as the annual rate for each executive.

(b)	The amounts in this column are actual amounts earned in the fiscal year stated.

The amount for Mr. Collins represents one sign-on bonus payment of $100,000 earned and paid in fiscal 2008 and a second sign-on bonus payment of $200,000 earned in fiscal 2008 and payable in March 2009. Both payments were subject to Mr. Collins’s relocation to the Chicago area, which was completed in fiscal year 2008.

The amount for Mr. Freidheim represents sign-on bonuses in the aggregate amount of $750,000. One half of the amount of each of these bonuses was subject to Mr. Freidheim’s relocation to the Chicago area, which was completed in fiscal year 2008.

The amount shown for fiscal 2008 for Mr. Reidy represents a $250,000 sign-on bonus earned and paid in fiscal 2008. In consideration of Mr. Reidy extending his employment through the end of the fiscal year, the Company amended Mr. Reidy's letter relating to employment to remove the repayment requirements associated with his sign-on bonus.

(c)

The amounts in this column represent the dollar amount recognized for financial reporting purposes for the fiscal years ended February 3, 2007, February 2, 2008 and January 31, 2009, in accordance with SFAS 123(R) (disregarding estimates of forfeitures). During fiscal 2008, the Company ceased recording expense and reversed $656,239 and $77,884 in expense related to Messrs. Johnson and Reidy’s 2007 Executive LTIP performance-based restricted stock awards, respectively, because vesting of the restricted stock awards is no longer probable. Pursuant to SEC rules, only the portion of the expense previously reported in the Summary Compensation Table included in the Company’s 2007 proxy statement has been reversed. The reversal of the 2007 Executive LTIP expense impacted the amounts reported in the Stock Awards column for fiscal 2008. The assumptions used to value the restricted stock awards for accounting purposes are set forth in Note 9 to the Company’s audited consolidated financial statements, included as part of the Company’s 2006, 2007 and 2008 Annual Reports on Form 10-K.

Restricted stock is common stock that cannot be sold or otherwise transferred by the named executive officer until such restrictions lapse.

On May 1, 2006, Mr. Johnson received a restricted stock grant in the amount of $500,000 under the Company’s 2006 Stock Plan. The number of restricted shares granted, 3,496, was determined by dividing the grant amount, $500,000 by $142.98, the closing price of our common stock on May 1, 2006 and rounding down to the nearest share. These shares will vest in full on May 1, 2009, provided that Mr. Johnson remains employed by the Company. On February 3, 2008, Mr. Johnson received a restricted stock grant under the 2006 Stock Plan in the amount of $1,000,000. The number of restricted shares granted, 9,232, was determined by dividing the grant amount, $1,000,000 by $108.31, the closing price of our common stock on February 1, 2008 (the trading date prior to the grant date), and rounding down to the nearest share. Of these restricted shares, 4,616 shares vested on January 31, 2009. The remaining 4,616 shares will vest on January 30, 2010, provided that Mr. Johnson remains employed by the Company. On March 3, 2007, Mr. Johnson received a performance-based restricted stock grant in the amount of 19,667 shares under the 2007 Executive LTIP. As set forth above, the Company reversed $656,239 in expense related to Mr. Johnson’s 2007 LTIP award because vesting of the restricted stock award is no longer probable.

On November 3, 2008, Mr. Collins received a restricted stock grant in the amount of $1,000,000 under the Company’s 2006 Stock Plan. The number of restricted shares granted, 18,278, was determined by dividing the grant amount of $1,000,000 by $54.71, the closing price of our common stock on November 3, 2008 and rounding down to the nearest share. These shares will vest in full on November 3, 2011, provided that Mr. Collins remains employed by the Company.

On March 3, 2008, Mr. Holt received a restricted stock grant under the 2006 Stock Plan in the amount of $2,000,000. The number of restricted shares granted, 20,731, was determined by dividing the grant amount, $2,000,000 by $96.47, the closing price of our common stock on March 3, 2008 and rounding down to the nearest share. Of these restricted shares, 6,910 shares vested on September 3, 2008 and 6,910 vested on March 3, 2009. The remaining 6,911 shares will vest on September 3, 2009 provided that Mr. Holt remains employed by the company, and he identifies and the Company hires a successor to his position.

On September 4, 2007, Mr. Gerstein received a restricted stock grant under the 2006 Stock Plan in the amount of $1,500,000. The number of restricted shares granted, 10,547, was determined by dividing the grant amount, $1,500,000 by $142.22, the closing price of our common stock on September 4, 2007 and rounding down to the nearest share. Of these restricted shares, 3,515 shares vested on September 4, 2008. Of the remaining shares, 3,516 shares will vest on September 4, 2009 and 3,516 shares will vest on September 4, 2010, provided that Mr. Gerstein remains employed by the Company.

On November 1, 2007, Mr. Reidy received a restricted stock grant under the 2006 Stock Plan in the amount of $750,000. The number of restricted shares granted, 5,701, was determined by dividing the grant amount, $750,000, by $ 131.54, the closing price of the Sears Holdings common stock on November 1, 2007 and rounding down to the nearest share. These shares were forfeited on February 1, 2009. On March 3, 2007, Mr. Reidy received a performance-based restricted stock grant in the amount of 10,263 shares under the 2007 Executive LTIP. As set forth above, the Company reversed $77,884 in expense related to Mr. Reidy’s 2007 Executive LTIP award. The shares of performance-based restricted stock were forfeited on February 1, 2009.

(d)	For Mr. Johnson, the amount shown for fiscal 2008 consists of $9,200 in matching contributions under the Sears Holdings 401(k) Savings Plan and $237 in company paid executive group life premiums. Mr. Johnson was allowed to have his family members accompany him on company aircraft when traveling for company business. Although income is imputed to Mr. Johnson for these situations under tax regulations, we have determined that there was no aggregate incremental cost associated with including Mr. Johnson's family on business trips in fiscal 2008. Family members accompanied Mr. Johnson on company aircraft on two occasions in fiscal 2008.

For Mr. Collins, this amount represents relocation expense reimbursements, including $13,543 in related tax gross-up payments.

For Mr. Holt, this amount includes (1) $55,318 in company-provided housing expenses, including $21,506 in related tax gross-up payments; (2) commuter transportation and related expense reimbursements in the amount of $1,492; (3) $7,730 attributable to the aggregate incremental cost (i.e., the cost to the Company of providing the personal flight) of Mr. Holt's commuter travel on the Company aircraft; and (4) $1,120 in tax gross-up payments associated with Company-provided air transportation.

For Mr. Freidheim, this amount includes a $250,000 relocation bonus paid in lieu of benefits paid under the Company’s standard relocation policy.

For Mr. Reidy, the amount shown for fiscal 2008 represents $62,235 attributable to the aggregate incremental cost (i.e., the cost to the Company of providing the personal flight) of Mr. Reidy’s commuter travel on the Company aircraft and payments of $28,843 in tax gross-up payments associated with Company-provided air transportation.

The amounts in this column do not include the discount on Sears Holdings merchandise and services that is extended to all Sears Holdings associates.

The aggregate incremental cost of our named executive officers’ personal use of corporate aircraft is calculated based on the average variable operating costs to the Company. Variable operating costs include fuel, maintenance, on-board catering, airport fees and crew expenses. The total annual variable costs are divided by the annual number of miles that Company aircraft flew to derive an average variable cost per mile. This average variable cost per mile is then multiplied by the miles flown for personal use to derive the incremental cost. The methodology excludes fixed costs that do not change based on usage, such as pilots’ and other employees’ salaries, purchase costs of the aircraft and non-trip related hangar expenses.

As discussed in Compensation, Discussion and Analysis beginning on page 16 of this proxy statement, we have undertaken a process to sell our corporate jets in fiscal 2009.

Please see “Potential Payments Upon Termination of Employment” beginning on page 31 of this proxy statement for additional details regarding Mr. Holt’s employment agreement.

Grants of Plan-Based Awards

The compensation plans under which the grants in the following table were made are generally described in the Compensation Discussion and Analysis beginning on page 16 of this proxy statement and include the 2008 Annual Incentive Plan (“2008 AIP”), the 2008 Long-Term Incentive Program (“2008 LTIP”) and the 2006 Stock Plan.

Name	Plan	Grant Date for Equity-Based Awards	Compensation Committee Action Date for Equity- Based Awards		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(a)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option Awards (b)
					Threshold	Target	Maximum
W. Bruce Johnson	2008 AIP	—	—		$540,000	$900,000	No max	—	—
	2008 LTIP	—	—		$1,080,000	$1,800,000	No max	—	—
	2006 Stock Plan	February 3, 2008	January 25, 2008	(c)	—	—	—	9,232	$999,918

Michael D. Collins	2008 AIP	—	—		$79,974	$133,290	No max	—	—
	2008 LTIP	—	—		$345,742	$576,236	No max	—	—
	2006 Stock Plan	November 3, 2008	October 15, 2008		—	—	—	18,278	$999,989

Kevin R. Holt*	2008 AIP	—	—		—	—	—	—	—
	2008 LTIP	—	—		—	—	—	—	—
	2006 Stock Plan	March 3, 2008	February 27, 2008		—	—	—	20,731	$1,999,920

Richard E. Gerstein	2008 AIP	—	—		$229,413	$382,355	No max	—	—
	2008 LTIP	—	—		$288,000	$480,000	No max	—	—

Scott J. Freidheim*	2008 AIP	—	—		—	—	—	—	—
	2008 LTIP	—	—		—	—	—	—	—

J. Miles Reidy**	2008 AIP	—	—		$270,000	$450,000	No max	—	—
	2008 LTIP	—	—		$540,000	$900,000	No max	—	—

*	Mr. Holt and Mr. Freidheim were not eligible to participate in the 2008 AIP or 2008 LTIP.

**	Mr. Reidy ceased serving as the Company’s Chief Financial Officer on December 3, 2008. Mr. Reidy’s 2008 AIP and 2008 LTIP awards were forfeited upon ceasing employment with the Company on February 1, 2009.

(a)	The amounts in these columns include the threshold, target and maximum amounts for each named executive officer under the 2008 AIP and 2008 Executive Long-Term Incentive Plan. The 2008 AIP payments are based on adjusted EBITDA goals for the Company and the columns reflect payouts at the threshold of 60% of the award, payouts at the target of 100% of the award and payouts over 100% (for each 1% AIP EBITDA exceeds the target would result in an additional 2% increase in payout). Because we did not achieve the threshold target for performance specified in the 2008 AIP, no amounts were earned under the 2008 AIP for fiscal 2008.

(b)	This column reflects the full grant date fair value of restricted stock granted to certain named executive officers. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award’s vesting schedule.

Because the grant date for Mr. Johnson’s restricted stock award under the 2006 Stock Plan was a Sunday, the fair value of his restricted stock award was calculated using $108.31, the closing price of our company’s common stock on February 1, 2008 (the trading day prior to the grant date).

For Messrs. Collins and Holt, the fair value of the restricted stock awards under the 2006 Stock Plan was calculated using the closing price of our common stock on the grant date, which was $54.71 and $96.47, respectively.

(c)	Mr. Johnson’s restricted stock award was approved by the Board of Directors on January 25, 2008.

Outstanding Equity Awards at 2008 Fiscal Year End

The following table shows the number of shares covered by exercisable and unexercisable options and unvested restricted stock held by the Company’s named executive officers on January 31, 2009.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(b)
W. Bruce Johnson	8,112	$331,943	19,667	$804,774
Michael D. Collins	18,278	$747,936	—	—
Kevin R. Holt	13,821	$565,555	—	—
Richard E. Gerstein	7,032	$287,749	—	—
Scott J. Freidheim	—	—	—	—
J. Miles Reidy	5,701	$233,285	10,263	$419,962

(a)	The market value of the outstanding restricted stock awards represents the product of the number of shares of restricted stock that have not vested multiplied by the closing price of our common stock on January 30, 2009, the last trading day of our common stock in fiscal 2008. The closing price of our common stock on January 30, 2009 was $40.92. Excludes 50,000 shares of restricted stock, with a market value of $1,995,500, awarded to Mr. Friedheim on February 2, 2009.

(b)	The market value of the outstanding performance-based restricted stock awards under our 2007 Executive Long-Term Incentive Program represents the product of the number of shares of performance-based restricted stock that have not vested multiplied by $40.92, the closing market price on January 30, 2009, the last trading day of our common stock in fiscal 2008. The closing price of our common stock on January 30, 2009 was $40.92. During fiscal 2009 the Company ceased recording and reversed the expense associated with the shares of performance-based restricted stock awarded to Messrs. Johnson and Reidy because vesting of the restricted stock awards is no longer probable. It is expected that one half of Mr. Johnson’s restricted stock award will be forfeited at the end of fiscal 2009, and the remaining portion of the award will be forfeited at the end of fiscal 2010. Mr. Reidy’s shares were forfeited on February 1, 2009 immediately following his departure from the Company. Please see the “Summary Compensation Table” beginning on page 26 for additional information related to the forfeiture of these restricted stock awards and “Compensation, Discussion and Analysis” beginning on page 16 for information related to the amendment of the 2007 Executive Long-Term Incentive Program.

Option Exercises and Stock Vested

The following table shows the number of shares acquired upon vesting of restricted stock awards and the value realized, before payment of any applicable withholding tax. None of our named executive officers owned or exercised any stock options during fiscal 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (a)
W. Bruce Johnson	4,616	$188,887
Michael D. Collins	—	—
Kevin R. Holt	6,910	$659,214
Richard E. Gerstein	3,515	$321,869
Scott J. Freidheim	—	—
J. Miles Reidy	—	—

(a)	For Mr. Johnson, the amount represents shares that vested on January 31, 2009 (including 1,409 shares withheld by the Company to satisfy the tax withholding requirements associated with the vesting of these shares) multiplied by the closing price of our company’s common stock on January 30, 2009, the last trading day in fiscal 2008. The closing price of our common stock on January 30, 2009 was $40.92.

For Mr. Holt, the amount represents shares that vested on September 3, 2008 (including 2,128 shares withheld by the Company to satisfy the tax withholding requirements associated with the vesting of these shares) multiplied by $95.40, the closing price of our common stock on September 3, 2008.

For Mr. Gerstein, the amount represents shares that vested on September 4, 2008 (including 1,035 shares withheld by the Company to satisfy the tax withholding requirements associated with the vesting of these shares) multiplied by $91.57, the closing price of our common stock on September 4, 2008.

Potential Payments Upon Termination of Employment

The amount of compensation paid to each of the named executive officers of the Company in the event of termination of such executive’s employment is discussed below, and potential payouts are detailed in the tables. The amounts shown assume that such termination was effective as of January 31, 2009, the last day of fiscal 2008. Therefore, the tables include amounts earned through such time and are estimates of the amounts which would be paid out to each named executive officer upon his or her termination, subject to mitigation. The actual amounts paid to the executives can only be determined at the time of such executive’s separation from the Company. Mr. Holt’s severance benefits are described in the section entitled “Payments Pursuant to Individual Agreements” below.

Payments Pursuant to Severance Agreements

As described in the Compensation, Discussion and Analysis beginning on page 16, the Company provides severance benefits to Messrs. Johnson, Collins, Gerstein and Freidheim pursuant to severance agreements that the Company entered into with each of such executive officers. The amounts shown in the table for termination for “good reason” or termination without “cause” are based on the following agreement provisions.

•

A termination by the executive officer is for good reason if it results from (1) a reduction of more than 10% in the sum of the executive officer’s annual salary and target bonus from those in effect as of the date of the severance agreement; (2) an executive officer’s mandatory relocation to an office more than 50 miles from the primary location at which the executive officer is required to perform his or her duties; or (3) the failure of a successor company to assume or fulfill the obligations under the severance agreement. Mr. Johnson’s severance agreement also provides that a termination is for good reason if it results from a change in reporting relationship such that Mr. Johnson reports to anyone other than the Chief Executive Officer, the Chairman of the Board or the Board of Directors.

•

A termination by an executive officer is without cause if the executive officer is involuntarily terminated on account of job elimination rather than poor performance or without “cause.” Cause means (1) a material breach by the executive officer, other than due to mental or physical disability, of the executive officer’s duties and responsibilities which breach is demonstrably willful and deliberate on the executive officer’s part, is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and such breach is not remedied by the executive officer; (2) the commission by the executive officer of a felony involving moral turpitude; or (3) dishonesty or willful misconduct in connection with the executive officer’s employment.

Severance Benefits upon termination without “cause”

•	Base salary at the rate in effect immediately prior to the date of termination for one year in the form of salary continuation.

•

Depending on the agreement, target bonus for the year in which the termination occurred; if the target bonus has not been set for the year in which the date of termination has occurred, the named executive officer’s target bonus for the year immediately preceding the year in which the date of termination has occurred.

•	Continuation of medical and dental plans the named executive officer was eligible to participate in prior to the end of employment.

The forms of severance agreements do not provide for payments to the participating named executive officers upon death, disability or retirement. Assuming that a termination was effective as of January 31, 2009, the participating named executive officers would have been eligible to receive payments under the Company’s annual and long-term incentive programs upon death, disability or retirement, as provided below.

An eligible named executive officer will not be entitled to a severance payment under the severance agreements in the event of termination for cause or voluntary termination.

Payments Pursuant to Incentive Compensation Programs

As described in the Compensation, Discussion and Analysis beginning on page 16, our company provides annual and long-term incentive awards to our named executive officers.

Messrs. Johnson and Gerstein may be entitled to payment of a target bonus pursuant to their severance agreements. In the event of the termination of Mr. Johnson, pro-rated payments may be made upon certain termination events under the 2006 Long-Term Incentive Program (“2006 LTIP”) and the 2008 Long-Term Incentive Program (the “2008 LTIP”). In the event of the termination of Messrs. Collins and Gerstein, pro-rated payments may be made upon certain termination events under the 2008 LTIP. The performance-based restricted stock awarded under the 2007 Executive Long-Term Incentive Program (“2007 Executive LTIP”) will be forfeited if the executive leaves the Company prior to the initial payment date in fiscal 2010.

Mr. Collins would not receive any payments under the Company’s long-term incentive programs because he was not employed by the Company for twelve months prior to the assumed termination date of January 31, 2009. Mr. Friedheim joined the Company in January 2009 and did not participate in the Company’s annual or long-term incentive programs.

Payments Made Upon Termination Without Cause

In the event of a termination by the Company without cause (as such term is defined above) on the last day of fiscal 2008:

•

Depending on the agreement as described above under “Payments Pursuant to Severance Agreements,” the named executive officers would have received their target bonus for the year in which the termination occurred.

•	Messrs. Johnson and Gerstein would not have received any pro-rated payments under the 2008 LTIP because the financial criteria for payment under these plans were not met.

•

Mr. Johnson would not have received any pro-rated payments under the 2006 LTIP because the financial criteria for payment under this plan were not met. Mr. Gerstein did not participate in the 2006 LTIP due to his date of hire.

Payments Made Upon Disability or Retirement

In the event a disability or retirement occurred on the last day of fiscal 2008:

•	Messrs. Johnson, Collins and Gerstein would not have been entitled to any payment under the 2008 Annual Incentive Plan (“AIP”) because the threshold performance level under the AIP was not achieved.

•	Messrs. Johnson and Gerstein would not have received any pro-rated payments under the 2008 LTIP because the financial criteria for payment under these plans were not met.

•

Mr. Johnson would not have received any pro-rated payments under the 2006 LTIP because the financial criteria for payment under this plan were not met. Mr. Gerstein did not participate in the 2006 LTIP.

Payments Made Upon Death

In the event that a death occurred on the last day of fiscal 2008:

•	The estates of each of Messrs. Johnson, Collins and Gerstein would not have been entitled to any payment under the AIP because the threshold performance level under the AIP was not achieved.

•	The estates of Messrs. Johnson and Gerstein would not have received any pro-rated payments under the 2008 LTIP because the financial criteria for payment under this plan were not met.

•	The estate of Mr. Johnson would have received 2006 LTIP payments pro-rated through date of death. Mr. Gerstein did not participate in the 2006 LTIP.

Other Termination Events

If Messrs. Johnson or Gerstein voluntarily terminate employment with the Company or is terminated by the Company for cause, he will not receive payment of a target bonus under the severance agreements. Additionally, if Messrs. Johnson or Gerstein is terminated for good reason or with cause, or voluntarily terminates employment, he will not receive any payments under the 2006 LTIP and 2008 LTIP.

Time-Based Equity Compensation

Any unvested restricted stock awarded to Messrs. Johnson, Collins, Gerstein and Freidheim will be forfeited upon termination of employment with the Company.

The table below summarizes the potential payouts to Messrs. Johnson, Collins, Gerstein and Freidheim for the termination events described above assuming such termination occurred on January 31, 2009, the last day of fiscal 2008:

W. Bruce Johnson	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	LTIP Payment (c)	Total
Termination for Good Reason	$900,000	$8,028	$900,000	—	$1,808,028
Termination without Cause	$900,000	$8,028	$900,000	—	$1,808,028
Termination with Cause	—	—	—	—	—
Voluntary Termination	—	—	—	—	—
Termination due to Disability	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—
Termination due to Death	—	—	—	$1,087,500	$1,087,500

Michael D. Collins	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	LTIP Payment (c)	Total
Termination for Good Reason	$600,000	$8,292	—	—	$608,292
Termination without Cause	$600,000	$8,292	—	—	$608,292
Termination with Cause	—	—	—	—	—
Voluntary Termination	—	—	—	—	—
Termination due to Disability	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—
Termination due to Death	—	—	—	—	—

Richard E. Gerstein	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	LTIP Payment (c)	Total
Termination for Good Reason	$550,000	$8,028	$412,500	—	$970,528
Termination without Cause	$550,000	$8,028	$412,500	—	$970,528
Termination with Cause	—	—	—	—	—
Voluntary Termination	—	—	—	—	—
Termination due to Disability	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—
Termination due to Death	—	—	—	—	—

Scott J. Freidheim	Salary Continuation	Continuation of Medical/ Welfare Benefits (a)	Target Bonus (b)	LTIP Payment (c)	Total
Termination for Good Reason	$800,000	$6,144	—	—	$806,144
Termination without Cause	$800,000	$6,144	—	—	$806,144
Termination with Cause	—	—	—	—	—
Voluntary Termination	—	—	—	—	—
Termination due to Disability	—	—	—	—	—
Termination due to Retirement	—	—	—	—	—
Termination due to Death	—	—	—	—	—

(a)	For Messrs. Johnson, Collins, Gerstein and Freidheim, the amount includes the continuation of medical and dental benefits for one year.

(b)	For Messrs. Johnson and Gerstein, this amount includes the target bonus for the year in which the termination occurred.

(c)	This amount includes potential payouts under the 2006 LTIP for Mr. Johnson. The amount is the prorated target amount the executive officer would receive upon termination.

Payments Pursuant to Individual Agreements

Kevin Holt Employment Agreement

On February 25, 2008, the Company entered into an employment agreement with Kevin R. Holt, Executive Vice President, Store Operations and President, Store Operations Business Unit with a term of 18 months. The Company and Mr. Holt will jointly evaluate the desire to continue the employment relationship as the end of the contract term approaches. Otherwise, it is expected that Mr. Holt will hire a successor to his position at the end of the 18 month term of his employment agreement. The employment agreement provides that Mr. Holt is entitled to receive a base salary of $500,000. He is not eligible to participate in the Company’s annual incentive or long-term incentive programs. Under his employment agreement, Mr. Holt was granted 20,731 shares of restricted stock, which vest in three equal increments on the sixth, twelfth and eighteenth month anniversaries of the grant date. The vesting of the third installment of Mr. Holt’s restricted stock award is contingent upon Mr. Holt identifying and the Company hiring a successor to his position. The employment agreement also includes the Company’s standard non-compete, non-solicitation and non-disclosure covenants.

In the event the Company terminates Mr. Holt for any reason other than cause, death or disability prior to the expiration of his 18-month employment term, Mr. Holt is entitled to:

•	salary continuation payments for the lesser of six months or the period remaining in the employment term;

•	accrued and unpaid obligations (including base salary and vacation pay);

•

continued vesting of his restricted stock award during his salary continuation period, provided that vesting of the last installment of Mr. Holt’s restricted stock award is contingent upon Mr. Holt identifying and the Company hiring a successor to his position (as noted above); and

•	continued participation in certain of the benefit plans and programs in which Mr. Holt was entitled to participate immediately prior to his termination.

If Mr. Holt’s employment is terminated for any reason, Mr. Holt will not be entitled to corporate housing or continued use of the corporate aircraft. Mr. Holt is not entitled to severance-related salary continuation or benefits in the event that his employment is terminated due to death or disability or lapse of the 18-month employment term.

The table below summarizes the potential payout to Mr. Holt for the termination events described above assuming such termination occurred on January 31, 2009, the last day of fiscal 2008:

Kevin R. Holt	Salary Continuation	Continuation of Medical/ Welfare Benefits(a)	Vesting of Restricted Stock(b)	Total
Termination for any reason other than cause	$250,000	—	$282,798	$532,798
Termination with cause	—	—	—	—
Voluntary Termination	—	—	—	—
Termination due to Disability	—	—	—	—
Termination due to Death	—	—	—	—

(a)	Mr. Holt elected not to participate in the Company’s medical and dental benefits and was not a participant on January 31, 2009; therefore, he would not be entitled to these benefits during the salary continuation period.

(b)	The amount in this column assumes the effective date of termination is January 31, 2009 and includes 6,911 shares that would vest during the salary continuation period. The amount in this column represents the closing price of our common stock on January 30, 2009 (the last trading day of our common stock in fiscal 2008) multiplied by the number of shares that would have vested during the salary continuation period. The closing market price of our common stock on January 30, 2009 was $40.92. These shares of restricted stock vested on March 3, 2009.

J. Miles Reidy

Effective December 3, 2008, Mr. Reidy ceased serving as our Executive Vice President and Chief Financial Officer and Mr. Reidy resigned from the Company effective January 31, 2009. Mr. Reidy did not receive any severance payments in connection with his resignation. In consideration of Mr. Reidy extending his employment through the end of the fiscal year, the Company amended Mr. Reidy's employment letter to remove the repayment requirements associated with the $250,000 sign-on bonus that he received in October 2008 and the relocation benefits that he received under the Sears Relocation Policy.

COMPENSATION OF DIRECTORS

The following table shows information concerning the compensation paid in 2008 to directors who served on the Board during 2008, except for the directors who also are named executive officers, whose compensation for service as a director is fully reflected in the Summary Compensation Table above.

Name	Fees Earned or Paid in Cash	Total
E. Lampert, Chairman	—	—
S. Mnuchin	$40,000	$40,000
R. Perry	$40,000	$40,000
A. Reese	$50,000	$50,000
K. Rollins	$40,000	$48,333	*
E. Scott	$40,000	$40,000
T. Tisch	$40,000	$40,000

*	Includes $8,333 paid in 2008 to Mr. Rollins for the period commencing on February 20, 2008, the date on which he was first elected to the Board, and ending on the date of the 2008 annual meeting of stockholders, at which he was elected to the Board for the current one-year term expiring at the 2009 annual meeting of stockholders.

Sears Holdings provides its non-employee directors an annual cash retainer in the amount of $40,000 for serving as directors of the Company, except that Ms. Reese receives an additional $10,000 retainer for service as chair of the Audit Committee. The Chairman of the Board, Mr. Lampert does not receive an annual retainer. There are currently no equity or retirement programs in place for the directors.

COMPENSATION COMMITTEE REPORT

The Compensation Committee reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management of the Company. Based on the review and discussions noted above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended January 31, 2009 and in this proxy statement.

Compensation Committee

Thomas J. Tisch, Chair

Ann N. Reese

Emily Scott

ITEM 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

Item 2 is the ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as independent public accountants to audit the financial statements of the Company for fiscal year 2009. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting. They will be available to respond to your questions and may make a statement if they so desire.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2009.

Independent Auditor Fees

The following table shows the fees paid or accrued by the Company and its subsidiaries for the audit and other services provided by Deloitte & Touche LLP (including Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (“Deloitte”)) for each of the past two fiscal years:

	Fiscal 2008		Fiscal 2007
Audit Fees(1)	$6,439,000		$6,257,000
Audit-Related Fees(2)	1,148,000		1,379,000
Tax Fees(3)	538,000		1,060,000
All Other Fees	—		—

Total	$8,125,000	(4)	$8,696,000

(1)	Audit Fees represent fees for professional services provided in connection with the audit of the Company’s consolidated annual financial statements and internal control over financial reporting and review of the quarterly financial statements, and audit services in connection with statutory or regulatory filings, accounting consultations, consents and other SEC matters.

(2)	Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” In 2008 and 2007, this category consisted primarily of services related to subsidiary audits and employee benefit plan audits.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance and tax planning and advice. Fees for tax compliance services totaled $423,000 and $601,000 in 2008 and 2007, respectively. Tax compliance services included federal, state, local and international income tax return assistance, sales and use tax return assistance and assistance with tax audits. Fees for tax planning and advice services totaled $115,000 and $459,000 in 2008 and 2007, respectively.

(4)	Total Fees have not been reduced for expenses incurred by the Company that Deloitte has agreed to reimburse in connection with the Audit Committee’s review of Deloitte’s independence separately disclosed herein. In fiscal 2008, the Company incurred expenses in the amount of $455,822 in connection with the Audit Committee’s review of Deloitte’s independence after the Company learned of the former advisory partner’s conduct. Please see the section entitled “Review of Auditor Independence” below for additional information.

The Audit Committee must pre-approve all engagements of our independent auditor as required by its charter and the rules of the SEC. Prior to the beginning of each fiscal year, the Audit Committee approves an annual estimate of fees for engagements, taking into account whether the services are permissible under applicable law and the possible impact of each non-audit service on the independent auditor’s independence from management. In addition, the Audit Committee will evaluate known potential engagements of the independent auditor, including the scope of the proposed work to be performed and the proposed fees, and approve or reject each service. Management may present additional services for approval at subsequent committee meetings. The Audit Committee has delegated to the Audit Committee Chair the authority to evaluate and approve engagements on behalf of the Audit Committee in the event a need arises for pre-approval between Committee meetings and in the event the engagement for services was within the annual estimate but not specifically approved. If the Chair so approves any such engagements, she will report that approval to the full Committee at the next Committee meeting.

All of the audit, audit-related and tax services provided by Deloitte were pre-approved in accordance with the Audit Committee’s policies and procedures.

Review of Auditor Independence

Deloitte has been the Company’s independent registered public accounting firm since the merger of Sears, Roebuck and Co. and Kmart Holding Corporation in March 2005. Prior to that time, Deloitte and its predecessor firms had been the independent public accounting firm for Sears for over 70 years. On September 23, 2008, Deloitte advised us that Deloitte had recently become aware that a former Deloitte partner, who had been the advisory partner on Deloitte’s audit engagement team (the “Former Advisory Partner”), traded in our securities on at least one occasion in 2008. Deloitte subsequently informed us on October 24 that it had learned of a second trade by the Former Advisory Partner in our securities in 2008 and two trades in 2006. Deloitte concluded that these securities transactions violated the SEC’s auditor independence rules, as well as Deloitte’s own policies on auditor independence. Deloitte conducted an internal review and concluded that the Former Advisory Partner’s actions did not impair Deloitte’s impartiality or objectivity or that of the engagement team that has conducted our audits.

Deloitte’s audit engagement team consisted of a lead client service partner, an additional audit partner, a concurring review partner, a senior manager and additional professional staff, as well as the Former Advisory Partner, who had served in this role from 2002 until his resignation from Deloitte in September 2008. The lead client service partner had responsibility for all substantive issues with respect to the planning, scope and conduct of the audit. The Former Advisory Partner was responsible for client relationship management and service assessment, and had no substantive or technical role in the audit. The Former Advisory Partner attended most, but not all, Audit Committee meetings. His primary role in those meetings was to function in a client relationship capacity, including conducting Deloitte’s annual client service assessments, and he did not review substantive audit matters with the Audit Committee at any of these meetings. The Former Advisory Partner attended one or more of the Company’s annual meetings of shareholders as one of the Deloitte representatives attending those meetings. Neither the Former Advisory Partner nor any other Deloitte representatives spoke at any of these meetings and no questions were asked of Deloitte. Deloitte provided a draft letter on September 23 to the Audit Committee concluding that the actions of its Former Advisory Partner did not impair Deloitte’s past or continuing independence.

Following Deloitte’s disclosure, the Audit Committee initiated its own review of this matter with the assistance of outside counsel and a forensic accounting firm engaged specifically for this purpose. The Audit Committee held meetings concerning the review on September 24 and 29 and on November 11 and 18. The review included an analysis of our relationship to the Former Advisory Partner and his role on our engagement. Outside counsel and forensic accountants examined a substantial number of documents from our files and the files of Deloitte, including the Former Advisory Partner’s annual goals and assessments, his communications with members of the audit engagement team and with Sears Holdings management and Audit Committee members, his annual independence certifications, and email and other documents relating to our audit engagement. The review included interviews conducted by outside counsel and a forensic accountant of relevant Deloitte personnel (including the current and former lead client service partners), as well as the members of the Audit Committee and members of the Company’s management who had periodic contact with the Former Advisory Partner. Outside counsel and a forensic accountant also had several discussions with Deloitte and its counsel as part of the information-gathering process.

Based on this review, the Audit Committee concluded that the Former Advisory Partner had functioned in a client relationship role and had not been substantively involved in the audit or influenced any substantive portion of any audit or review of our financial statements. The Audit Committee confirmed Deloitte’s findings that the Former Advisory Partner met with the Audit Committee and management for the purpose of enhancing Deloitte’s client service to us rather than participating in the audit or review of the Company’s financial statements.

Following completion of the review, the Audit Committee unanimously concluded, consistent with Deloitte’s conclusion, reconfirmed in Deloitte’s letter to the Audit Committee issued November 18, 2008, that Deloitte’s impartiality or objectivity related to its audits of Sears Holdings had not been compromised and therefore, notwithstanding the violation of the independence rules, Deloitte’s independence was not impaired. In reaching this conclusion, the Audit Committee took into consideration several factors, including the following:

•	the Former Advisory Partner is no longer a partner or otherwise affiliated with Deloitte;

•	the Former Advisory Partner did not disclose his investments to Deloitte, in contravention of Deloitte’s independence policies;

•

the Former Advisory Partner’s role on the audit engagement did not involve participation in the scoping or execution of Deloitte’s audit of the Company’s annual financial statements, Deloitte’s review of quarterly financial statements or technical consultations with Deloitte’s national office regarding Sears Holdings matters;

•

Deloitte concluded that the Former Advisory Partner performed his role as advisory partner in a manner that did not influence the audit engagement partners or any other members of the audit engagement team responsible for the audit in a manner that would impact the engagement team’s objectivity or impartiality;

•	there is no indication of independence issues with respect to other members of the engagement team;

•

while the Former Advisory Partner attended most meetings of the Audit Committee and occasional meetings with management, the Former Advisory Partner did not participate in the consideration or review of substantive issues relating to any audit process or regarding the accounting treatment of any items appearing on the Company’s financial statements;

•

the Review indicated that the nature and extent of interaction between the Former Advisory Partner and members of Sears Holdings management and the Audit Committee was limited to matters related to the relationship between Deloitte and the Company and did not include substantive involvement with any significant accounting or financial reporting positions or the audit scope and related findings;

•

Deloitte issued a report, dated November 18, 2008, to the Audit Committee reaffirming Deloitte’s independence per the requirements of the rule issued by the Public Company Accounting Oversight Board; and

•

Deloitte represented that it has in place a quality control system that meets the requirements of the SEC and the Public Company Accounting Oversight Board, and provides reasonable assurance that the accounting firm and its employees do not lack independence.

The Audit Committee and Deloitte separately reported their conclusions to the Securities and Exchange Commission Staff.

The Company has received a subpoena for production of documents in a formal investigation being conducted by the SEC concerning the trading activities of the Former Advisory Partner.

Report of the Audit Committee

The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s system of internal controls, the presentation and disclosure in the Company’s financial statements, which will be provided to our stockholders and others, and the overall audit process. All members of the Audit Committee meet the criteria for independence applicable to audit committee members under the NASDAQ Marketplace Rules. The Audit Committee Charter complies with the NASDAQ Marketplace Rules.

Management is responsible for the financial reporting process, including the system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). The independent auditors are responsible for auditing these financial statements and expressing an opinion as to their conformity to GAAP. The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements or guarantee the independent auditor’s report. The Audit Committee relies, without independent verification, on the information provided to it including representations made by management and the independent auditors including their audit report.

The Audit Committee discussed with our independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114, Communication with Audit Committees, as amended. Disclosures were received from the independent auditors regarding their independence as required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. These disclosures, as well as the independent auditors’ independence, were discussed with them. The Audit Committee reviewed and discussed the audited financial statements of Sears Holdings Corporation for the fiscal year ended January 31, 2009 with management and the independent auditors. Based on the review and discussions noted above, the Audit Committee recommended to the Board that the audited financial statements of Sears Holdings Corporation be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended January 31, 2009.

Audit Committee

Ann N. Reese, Chair

Steven T. Mnuchin

Kevin B. Rollins

Thomas J. Tisch

OTHER INFORMATION

Other Business That May Come Before the Meeting

Our management does not intend to bring any other business before the meeting for action and has not been notified of any other business proposed to be brought before the meeting. However, if any other business should be properly presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

2010 Annual Meeting of Stockholders

Procedures for Submitting Stockholder Proposals

If you want to include a stockholder proposal in the proxy statement for our 2010 Annual Meeting, it must be delivered to the Company not later than November 16, 2009. However, if the date of our 2010 Annual Meeting changes by more than 30 days from the date of our 2009 Annual Meeting, then the deadline is a reasonable time before we begin to print and mail proxy materials for the 2010 Annual Meeting.

If you want to submit a stockholder proposal for our 2010 Annual Meeting, but you do not require that the proposal be included in the Company’s proxy materials, you must notify the Company of such proposal on or prior to the date that is 90 days before the 2010 Annual Meeting. However, if the 2010 Annual Meeting is not held on or within eight days of May 25, 2010, and if we provide you with less than 100 days notice or public disclosure of the 2010 Annual Meeting date, your notice must not be received later than the 10th day following the date on which we give notice or public disclosure of the meeting date.

All stockholder proposals must be delivered to the Company at the following address: Sears Holdings Corporation, Law Department, 3333 Beverly Road, Hoffman Estates, Illinois 60179, Attn: Corporate Secretary.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers and the beneficial holders of more than 10% of our common stock to file reports of ownership and changes in ownership with respect to our common stock with the SEC and to furnish copies of these reports to us. Based on a review of these reports and written representations from our directors and executive officers that no other reports were required, all Section 16(a) filing requirements were met during fiscal 2008, except for a late filing on Form 4 made on February 12, 2008 by W. Bruce Johnson to report restricted stock granted on February 3, 2008. Mr. Johnson’s restricted stock grant was reported in the Company’s Current Report on Form 8-K filed on January 30, 2008.

Solicitation of Proxies

We will pay the cost to solicit proxies. Directors and officers of the Company and employees of its affiliates may solicit proxies either personally or by telephone, facsimile transmission or through the Internet.

IMPORTANT

The interest and cooperation of all stockholders in the affairs of Sears Holdings Corporation are considered to be of the greatest importance by your management. Even though you expect to attend the Annual Meeting, it is urgently requested that, whether your share holdings are large or small, you promptly fill in, date, sign and return the enclosed proxy card in the envelope provided or vote by telephone or through the Internet.

P.O. BOX 8648 EDISON, NJ 08818-8648

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all common shares of Sears Holdings Corporation that you are entitled to vote and gives voting instructions for any common shares held on your behalf in the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan, the Kmart Retirement Savings Plan for Puerto Rico Employees and a Sears Holdings Corporation Associate Stock Purchase Plan brokerage account.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Sears Holdings Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. To allow sufficient time for the trustees of the Sears Holdings 401(k) Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan and the Kmart Retirement Savings Plan for Puerto Rico Employees to tabulate the vote of the plan shares, you must vote by telephone or Internet or return this proxy so that it is received by 5:00 p.m. Eastern Time on April 30, 2009.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. To allow sufficient time for the trustees of the Sears Holdings 401(k) Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan and the Kmart Retirement Savings Plan for Puerto Rico Employees to tabulate the vote of the plan shares, you must vote by telephone or Internet or return this proxy so that it is received by 5:00 p.m. Eastern Time on April 30, 2009.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return to Sears Holdings Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by phone or via the Internet,

you do not need to mail in your proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SEARH1	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —— — — — — — — — — —

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

SEARS HOLDINGS CORPORATION					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends a vote FOR
proposals 1 and 2.
Election of Directors					☐	☐	☐
1.	The seven nominees for election to the Board of Directors are:

	01.	William C. Crowley	05.	Kevin B. Rollins
	02.	Edward S. Lampert	06.	Emily Scott
	03.	Steven T. Mnuchin	07.	Thomas J. Tisch
	04.	Ann N. Reese
					For	Against	Abstain

2.	Ratify the appointment by the Audit Committee of Deloitte & Touche LLP as the Company’s independent public accountants for fiscal year 2009.				☐	☐	☐

					Yes	No				Yes	No

Please indicate if you plan to attend this meeting.					☐	☐		Please indicate if you would like to keep your vote confidential under the current policy		☐	☐

NOTE: Please sign exactly as your name or names appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, give full title.

Signature [PLEASE SIGN WITHIN BOX]				Date				Signature (Joint Owners)	Date

ADMISSION TICKET

You should present this admission ticket in order to gain admittance to the 2009 Annual Meeting of Stockholders. This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming the beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

DIRECTIONS TO SEARS HOLDINGS CORPORATION

Directions from Midway Airport:

Take Cicero Avenue North to I-290, Eisenhower Expressway, West and exit on I-90, Northwest Tollway, West, towards Rockford. Stay on I-90 West to the exit at Beverly Road and proceed North (right). You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from the Loop or O’Hare Airport:

Take I-90/94 West and stay on I-90, Northwest Tollway, West, towards Rockford. Exit at Beverly Road and proceed North (right). You will see the Sears Entrance on the right. Turn right into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Directions from West to Route 59:

Take I-90, Northwest Tollway, East to Rt. 59 (first exit after Rt. 25). Exit at Rt. 59 and proceed North. At Higgins Road (Rt. 72) turn left. Proceed West on Higgins Road to Beverly Road. At Beverly Road turn left and proceed South. You will see the Sears Entrance on the left. Turn left into the Sears complex and follow the signs to Visitor Parking. Proceed from Visitor Parking to the Main Entrance (you passed it on the way to the Visitor Parking area).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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SEARH2

PROXY

Sears Holdings Corporation

Proxy for Annual Meeting of Shareholders to be held on May 4, 2009

This Proxy is Solicited on Behalf of the Board of Directors

of Sears Holdings Corporation

The undersigned, revoking any proxy previously given, hereby appoint(s) Michael D. Collins, William R. Harker and William K. Phelan, all of whom are officers of Sears Holdings Corporation, and each of them, as proxies with full powers of substitution, to vote, as directed on the reverse side of this card, all shares the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of Sears Holdings Corporation to be held on May 4, 2009, and at any adjournment or postponement of the meeting, and authorizes each proxy to vote at his discretion on any other matter that may properly come before the meeting, or at any adjournment or postponement of the meeting.

This card also provides voting instructions for any common shares held on the undersigned’s behalf in the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan, the Kmart Retirement Savings Plan for Puerto Rico Employees, and a Sears Holdings Corporation Associate Stock Purchase Plan brokerage account.

This proxy, when properly executed, will be voted in the manner directed herein and in the discretion of the proxy holders on all other matters properly coming before the meeting. If no direction is made, this proxy will be voted FOR all of the Board of Directors’ nominees for election to the Board of Directors and FOR proposal 2, except for any shares the undersigned holds in the Sears Holdings 401(k) Savings Plan, the Lands’ End, Inc. Retirement Plan, the Sears Puerto Rico Savings Plan, and the Kmart Retirement Savings Plan for Puerto Rico Employees which will be voted according to the rules of those plans, and his or her Sears Holdings Corporation Associate Stock Purchase Plan brokerage account, which will not be voted.

SEE REVERSE SIDE